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Exhibit 10.4

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

DANIEL J. BATES
JOHN J. KOLENG JR.
FENG ZHANG
MICHAEL M. CROWLEY
JAMES W. MCGINITY
AND ROBERT O. WILLIAMS, III

AS SELLERS,

AND

LAB INTERNATIONAL INC.

AS PURCHASER

January 10, 2007

TABLE OF CONTENTS

I.	Purchase and Transfer of the Membership Interests		1
	A.	Purchase and Transfer of the Membership Interests	1
	B.	Purchase Price	1
	C.	Payment of Purchase Price at Closing	1
	D	Share Issuances and Payments Contingent upon Meeting Milestones	2
	E.	Additional Purchase Price Covenants	3
	F.	Manner of Payments	4
	G.	Transfer of Title	4
II.	Closing		5
	A.	Closing	5
	B.	Conditions Precedent to the Obligations of Purchaser	5
	C.	Conditions Precedent to the Obligations of Sellers	6
	D.	Closing Actions	6
III.	Representations and Warranties		7
	A.	Sellers' Representations and Warranties	7
	B.	Representations and Warranties of the Purchaser	17
IV.	Covenants		18
	A.	Appointment	18
	B.	Waiver of First Refusal Rights	18
	C.	Publicity	18
	D.	Diligence	18
	E.	Non-Competition	19
	F.	Investigation and Agreement by Purchaser; No Other Representations or Warranties	20
	G.	Waiver	20
	H.	Operating Covenants	20
	I.	Notice	21
	J.	Existing Guaranties	21
	K.	SIMPLE-IRA Indemnity	21
	L.	License Agreement Interpretation	21
V.	Indemnification		22
	A.	Indemnification by Sellers	22
	B	Indemnification Procedures	22
	C.	Limitation of Sellers' Liability	24
VI.	Termination		26
	A.	Termination	26
	B.	Effect of Termination	26
	C.	Confidentiality	26
VII.	Dispute Resolution		27
	A.	Dispute Resolution	27
	B.	Mandatory Arbitration	27

i

VIII.	Miscellaneous		28
	A.	Expenses, Brokers' and Finders' Fees	28
	B.	Further Assurances	28
	C.	Set-Off	29
	D.	Governing Law	29
	E.	Modifications, Waivers, Entire Agreement	29
	F.	Notices	29
	G.	Severability	30
	H.	Assignment	30
	I.	Third Party Intellectual Property	31
	J.	Confidentiality	31
	K.	Interpretation	31
	L.	Disclosure Schedules	31
	M.	Survival	32
	N.	Counterparts of the Agreement	32

DISCLOSURE SCHEDULES

Disclosure Schedule III.A.4	14
Disclosure Schedule III.A.5	14
Disclosure Schedule III.A.6	14
Disclosure Schedule III.A.7	15
Disclosure Schedule III.A.10	16
Disclosure Schedule III.A.11	16
Disclosure Schedule III.A.12	16
Disclosure Schedule III.A.13	17
Disclosure Schedule III.A.14	17
Disclosure Schedule III.A.15.a	17
Disclosure Schedule III.A.15.d	18
Disclosure Schedule III.A.16.a(i)	18
Disclosure Schedule III.A.16.a(ii)	18
Disclosure Schedule III.A.17.a(i)	19
Disclosure Schedule III.A.17.a.(ii)	19
Disclosure Schedule III.A.17.b	20
Disclosure Schedule III.A.17.d	20
Disclosure Schedule III.A.17.f	20
Disclosure Schedule III.A.17.g	20
Disclosure Schedule III.A.17.h	21
Disclosure Schedule III.A.18.a	21
Disclosure Schedule III.A.18.b	23
Disclosure Schedule III.A.19	23
Disclosure Schedule III.A.20.b	23
Disclosure Schedule III.A.21	24
Disclosure Schedule III.A.23	25
Disclosure Schedule III.A.25	27
Disclosure Schedule III.A.26	27
Disclosure Schedule III.A.27	27
Disclosure Schedule III.A.29	28
Disclosure Schedule III.A.30	28

TABLE OF EXHIBITS

Exhibit A	—	Definitions
Exhibit II.B.6-A	—	Form of Employment Agreement
Exhibit II.B.6-B	—	Form of Consulting Agreements
Exhibit II.B.7	—	Assignment of Membership Interest
Exhibit IV.E.3	—	Allowed Activities

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the 10th day of January, 2007, by and between Daniel J. Bates ("Bates"), John J. Koleng Jr. ("Koleng"), Feng Zhang ("Zhang"), Michael M. Crowley ("Crowley"), James W. McGinity ("McGinity"), and Robert O. Williams, III ("Williams") (collectively referred to as "Sellers" and each individually as a "Seller") on the one hand, and LAB International Inc., a federal Canadian business corporation having its principal place of business at 333 Cote Vestu, Montreal, Canada H4R 2N1 (the "Purchaser"), on the other hand. (Sellers, on the one hand, and Purchaser, on the other hand, are individually referred to herein as a "Party" and, collectively, as the "Parties".)

PREAMBLE

        A.    Sellers are the sole members of Formulation Technologies, LLC, a Texas limited liability company, doing business as PharmaForm, L.L.C. and PharmaForm ("Company").

        B.    Company is in the business of research, development, testing and manufacturing of pharmaceutical products and related contract services (the "Business").

        C.    Purchaser desires to acquire all of Sellers' membership interests in Company (the "Membership Interests") and Sellers desire to sell and transfer such Membership Interests to Purchaser, subject to the terms and conditions of this Agreement.

        D.    The Board of Directors of the Purchaser has approved and adopted this Agreement and the transactions contemplated hereby.

        E.    Capitalized terms used in this Agreement shall have the meaning given them or referenced in Exhibit A attached hereto.

AGREEMENT

        For good and valuable consideration, including the mutual representations, warranties and covenants contained herein, the Parties hereto hereby agree as follows:

I.     PURCHASE AND TRANSFER OF THE MEMBERSHIP INTERESTS

        A.    Purchase and Transfer of the Membership Interests.    Upon the terms and subject to the conditions contained herein, and in reliance upon the representations, warranties, assurances and undertakings made herein by each Party to the other Party, Sellers hereby agree to sell and transfer to Purchaser all of Sellers' Membership Interests of Company, and Purchaser hereby agrees to purchase and accept such transfer.

        B.    Purchase Price.    The purchase price shall be the cash and stock payable pursuant to this Section I ("Purchase Price").

        C.    Payment of Purchase Price at Closing.    The Purchase Price shall be payable as follows:

          1.    Payment at Closing.    At Closing Purchaser shall deliver to each Seller such Seller's Percentage Interest of a cash payment of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000).

          2.    Stock Distribution at Closing.    At Closing Purchaser shall distribute to each Seller such Seller's Percentage Interest of 6,039,535 shares of Purchaser's common stock ("Purchaser Common Stock"), which represents the quotient of (a) Four Million Three Hundred and Seventy Five Thousand and No/100 Dollars ($4,375,000) and divided by (b) $0.724394, which is the TSX average US dollar share price for the ten (10) day trading period ending October 25, 2006 (as appropriately adjusted to reflect any stock split, stock dividend, combination, recapitalization, migration to another stock exchange, merger or similar event after the date hereof, the "Closing Value"). For purposes of this Section I, the US dollar share price will be calculated based on the average Canadian to US dollar exchange rate as published by the Bank of Canada over the ten (10) business days ending immediately prior to October 25, 2006, or the date of the occurrence of a Phase I, II, or III Triggering Event, as applicable.

        D.    Share Issuances and Payments Contingent upon Meeting Milestones.

          1.    Phase I Distribution.    Promptly after the date that is the later to occur of (i) six months after the Closing Date or (ii) the date when the Company's First Program reaches Phase I (the "Phase I Triggering Event"), Purchaser shall distrubute to each Seller (a) such Seller's Percentage Interest of an aggregate number of shares of Purchaser Common Stock equal to the quotient of (i) Four Million Three Hundred and Seventy Five Thousand and No/100 Dollars ($4,375,000) divided by (ii) the weighted average US dollar share price on the primary market for the Purchaser Common Stock over the ten (10) trading day period ending on the last trading day immediately prior to the Phase I Triggering Event, and (b) such Seller's Percentage Interest of One Hundred Thousand and No/100 Dollars ($100,000), payable either in cash or in Purchaser Common Stock (at the price determined by Section I.D.1(a)(ii) above), at Purchaser's option. If at the Phase I Triggering Event the value of subpart (a)(ii) above is below 70% or above 130% of the Closing Value, the value of subpart (a)(ii) above shall instead equal 70% or 130% of the Closing Value, respectively. For purposes of this Section I.C., "First Program" means any proprietary non-inhalation product developed out of Company and "Phase I" means that an Investigational New Drug Application ("IND") dossier is filed with the FDA, and the Parties do not receive any adverse action from the FDA within thirty (30) days after filing.

          2.    Phase II Distribution.    Promptly after the date of the Phase II Triggering Event, Purchaser shall distribute to each Seller (a) such Seller's Percentage Interest of an aggregate number of shares of Purchaser Common Stock equal to the quotient of (i) Four Million Three Hundred and Seventy Five Thousand and No/100 Dollars ($4,375,000) divided by (ii) the average US dollar share price on the primary market for the Purchaser Common Stock over the ten (10) trading day period ending on the last trading day immediately prior to the Phase II Triggering Event, and (b) such Seller's Percentage Interest of One Hundred Thousand and No/100 Dollars ($100,000), payable either in cash or in Purchaser Common Stock (at the price determined by Section I.D.2(a)(ii) above), at Purchaser's option. If at the Phase II Triggering Event the value of subpart (a)(ii) above is below 60% or above 140% of the Closing Value, the value of subpart (a)(ii) above shall instead equal 60% or 140% of the Closing Value, respectively. "Phase II Triggering Event" means that Company's Gross Revenue within the first twelve months after January 1, 2007, equals or exceeds ten million dollars ($10,000,000), or, within the first eighteen months after January 1, 2007, equals or exceeds fifteen million dollars ($15,000,000), or within the first twenty four months after January 1, 2007, equals or exceeds twenty million dollars ($20,000,000). "Gross Revenue" means the total gross amount invoiced directly by PharmaForm to third parties for goods, services or licensing, before: (a) trade and reasonable and customary cash discounts; (b) refunds, rebates, retroactive price adjustments and any other allowances that effectively reduce the invoiced amount; (c) returns, credits and allowances; and (d) freight, taxes and insurance, but excludes all amounts invoiced or revenue received by Company from business conducted between Company and Purchaser, Purchaser's successors or assigns, or Purchaser's Affiliates other than Company; provided, however, that:

            a.     to the extent reasonably available, determination of Gross Revenue shall be based on Company's audited year-end financials;

            b.     Purchaser shall not materially change Company's current invoicing policies and procedures, unless required by GAAP; and

            c.     If Company signs a contract with a third party to provide services or products to such third party and reasonably anticipates a profit margin from such contract within the range of the profit margins typically realized by Company from similar contracts, and work to be performed by Company for Purchaser or its Affiliates causes Company to be unable to perform under such contract, then the revenue that would have been reasonably anticipated from such contract in the absence of interfering work from Purchaser or its Affiliates will be included in the determination of Gross Revenue.

          3.    Phase III Distribution.    Promptly after the date that occurs the later of (i) eighteen (18) months after the Closing Date or (ii) (A) the date any proprietary non-inhalation EDACS or other similar abuse deterrent product developed out of Company under a patent (or patent application) proprietary to Company completes the first Phase III clinical study or the date Company enters into a binding contractual arrangement with a third party to manufacture or commercialize a non-inhalation EDACS or other similar abuse deterrent product under a patent (or patent application) proprietary to Company, or (B) the date of issuance to Company by the United States Patent and Trademark Office, with regard to a Company patent (or patent application) of a non-inhalation EDACS or other similar abuse deterrent product, of a notice of allowability of claims and with scope of claims that is reasonably likely to allow Company to develop, produce and market a non-inhalation EDACS or other similar abuse deterrent product under such patent (the "Phase III Triggering Event"), Purchaser shall distribute to each Seller (a) such Seller's Percentage Interest of an aggregate number of shares of Purchaser Common Stock equal to the quotient of (i) Four Million Three Hundred and Seventy Five Thousand and No/100 Dollars ($4,375.000) divided by (ii) the average US dollar share price on the primary market for the Purchaser Common Stock over the ten (10) trading day period ending on the last trading day immediately prior to the Phase III Triggering Event, and (b) such Seller's Percentage Interest of One Hundred Thousand and No/100 Dollars ($100,000), payable either in cash or in Purchaser Common Stock (at the price determined by Section I.D.3(a)(ii) above), at Purchaser's option. If at the Phase III Triggering Event the value of subpart (a)(ii) above is below 30% or above 170% of the Closing Value, the value of subpart (a)(ii) above shall instead equal 30% or 170% of the Closing Value, respectively.

          4.    Termination of Obligations.    On and after the date that occurs sixty (60) months from the Closing Date, the obligations of Purchaser under this Section I.D shall terminate and thereafter be of no further force or effect.

        E.    Additional Purchase Price Covenants.

          1.    Purchaser Common Stock.    Purchaser shall maintain a sufficient number of duly created, allotted and reserved shares of Purchaser Common Stock for issuance to the Sellers pursuant hereto. If at any time the issued and outstanding Purchaser Common Stock is subject to a stock split, dividend, combination, recapitalization, merger or similar event, then "Purchaser Common Stock" shall mean the securities and other cash or property issued, granted, dividended or exchanged for the outstanding Purchaser Common Stock, and the number of shares of Purchaser Common Stock allotted and reserved for issuance to Sellers shall be appropriately adjusted. Purchaser shall comply with the requirements of all applicable corporate and securities Laws in relation to the issuance and trading of its securities. For so long as the Purchaser Common Stock is listed for trading on a stock exchange or quotation system, Purchaser shall (i) remain a reporting issuer in good standing on such exchange or system and (ii) subject to applicable securities Laws, use commercially reasonable efforts to allow the Purchaser Common Stock issued to the Sellers hereunder to be traded on such exchange or system (including making the appropriate filings to have such stock approved for listing on the TSX, if applicable).

          2.    Sellers' Put Option.    Subject to applicable law, if at any time Purchaser fails to (i) have the Purchaser Common Stock listed and posted for trading on the TSX, on Nasdaq or another nationally recognized United States stock exchange (not including any over the counter trading system or the pink sheets) or, if none of the foregoing is commercially reasonable, on an internationally recognized stock exchange or trading system of similar standing (provided, that the Purchaser Common Stock may become unlisted or posted on a temporary basis in connection with its becoming listed on another such exchange or trading system), or (ii) use commercially reasonable efforts to have the Purchaser Common Stock listed for trading on Nasdaq or another nationally recognized United States stock exchange (not including any over the counter trading system or the pink sheets) within a reasonable time after Closing, then any Seller may elect to sell to Purchaser all Purchaser Common Stock issued to such Seller hereunder for cash within 180 days from the Seller's becoming aware of the occurrence of Purchaser's failure under item (i) or (ii) of this subparagraph I.E.2 above. If, upon the next issuance of Purchaser Common Stock (and upon any subsequent issuance of Purchaser Common Stock), if any, Purchaser is not in compliance with items (i) or (ii) above, then any Seller may elect to sell to Purchaser all such Purchaser Common Stock for cash within 180 days from the issuance of such Purchaser Common Stock. Each Seller may make such election by giving written notice to Purchaser stating the failure giving rise to such election and the date upon which the sale is to occur, which date may not be sooner than ten (10) Business Days after such notice. On the date stated in such notice, such Seller shall surrender to Purchaser all applicable certificates representing such Purchaser Common Stock, free and clear of all Liens, and Purchaser shall pay to such Seller an amount in cash for each surrendered share of Purchaser Common Stock equal to the Closing Value or other applicable value given to such share pursuant to Section I above. At the election of a Seller, all shares of Purchaser Common Stock to be issued to such Seller after the date stated in such notice shall instead be paid in cash at the applicable issue price under Section I.C or I.D above.

          3.    Repurchase Right.    If at any time Sellers, their successors or assigns, (the "Sellers Group") collectively own 20% or more of the issued and outstanding shares of Purchaser Common Stock as a result of an issuance of Purchaser Common Stock hereunder, then Purchaser shall have the right, but not the obligation, to purchase from the Sellers Group on a pro rata basis the fewest number of shares of Purchaser Common Stock required to reduce the total number of shares of Purchaser Common Stock owned by Seller's Group to less than twenty percent (20%) of the issued and outstanding shares of Purchaser Common Stock. The price at which Purchaser may purchase and Sellers shall sell such shares of Purchaser Common Stock shall be the price used to determine the number of shares most recently issued to Sellers.

          4.    Alternative to Distribution of Company Common Stock.    If the value of subpart I.D.1(a)(ii), I.D.2(a)(ii) or I.D.3(a)(ii) is determined based on the lower percentage of the Closing Value, as set forth in the second sentence of Section I.D.1, I.D.2 or I.D.3, respectively, Purchaser shall have the right, but not the obligation, to pay part or all of the respective $4,375,000 installment in cash instead of Purchaser Common Stock.

        F.    Manner of Payments.    Unless otherwise specified herein, all cash payments contemplated under this Agreement shall be made in United States dollars and all references to $ or Dollars herein refer to United States dollars.

        G.    Transfer of Title.    The full and unencumbered ownership and title to the Membership Interests shall pass from Sellers to Purchaser at the Closing simultaneously with the fulfillment and completion of the Closing procedures as set forth in Section II below.

II.    CLOSING

        A.    Closing.    The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of McGinnis, Lochridge & Kilgore, LLP, 600 Congress Avenue, Suite 2100, Austin, Texas, on January 26, 2007, or as soon thereafter as the conditions precedent set forth in Sections II.B and II.C have been satisfied or waived, as of the close of business on such date, or at such other date, time or place as Sellers and Purchaser may mutually agree ("Closing Date"). The parties recognize and agree that all items of income, gain, loss, deduction and credit of the Company from January 1, 2007 through and including the end of the day on the Closing Date (other than items resulting from actions taken by Purchaser or the Company on the Closing Date not in the ordinary course of business) shall be reported by the Company on its final U.S. federal income tax return on Form 1065 for the period ending on the Closing Date (which such return shall be prepared by Sellers), with the Schedules K-1 contained therein allocating such items to the Sellers, who shall report such income on their individual U.S. federal income tax returns within which the Closing Date occurs. All items of income, gain, loss, deduction and credit of the Company from and after the beginning of the day after the Closing Date shall be reported in a manner appropriate to the status of the Company being wholly owned by Purchaser, and in no event shall any of such items be allocated to any of the Sellers.

        B.    Conditions Precedent to the Obligations of Purchaser.    The obligations of Purchaser under this Agreement to effect the Closing are subject to the satisfaction in all material respects or waiver by Purchaser prior to or on the Closing Date of each of the following conditions:

          1.    Accuracy of Representations and Warranties.    The representations and warranties of Sellers contained in this Agreement, in any Schedule or Disclosure Schedule hereto or in any closing document delivered by the Sellers to Purchaser pursuant hereto shall be true and correct at the time of execution of this Agreement and and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date; provided, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would be reasonably likely to have a Material Adverse Effect. Purchaser shall have received a certificate signed by each Seller to such effect.

          2.    Compliance with Covenants.    Sellers shall have performed and complied in all material respects with all covenants of this Agreement to be performed or complied with by Sellers at the Closing.

          3.    Legal Actions or Proceedings.    No legal action or Proceeding shall have been instituted after the date hereof against Sellers or Purchaser, arising by reason of the acquisition of the Membership Interests pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the Contemplated Transactions, (ii) to have a Material Adverse Effect or (iii) to have a material adverse effect on the results of the operations or financial condition of Purchaser and its Affiliates, taken as a whole, after giving effect to the consummation of the Contemplated Transactions.

          4.    New Information.    From or after the date hereof, Purchaser shall not have become aware of any event, change or circumstance that would be a Material Adverse Effect.

          5.    Sale Notice.    The Managers of Company shall have given notice in compliance with Section 2.06 of the Amended and Restated Regulations of Company.

          6.    Employment/Consulting Agreements.    The Key Employees shall have executed and delivered to Purchaser employment agreements substantially in the form of Employment Agreement attached hereto as Exhibit II.B.6-A ("Employment Agreement"), and the Key Consultants shall have executed and delivered to Purchaser consulting agreements substantially in the form of Consulting Agreement attached hereto as Exhibit II.B.6-B ("Consulting Agreements").

          7.    Assignment of Membership Interest.    Each Seller shall have executed and delivered to Purchaser Assignments of Membership Interest substantially in the form of the Assignment of Membership Interest attached hereto as Exhibit II.B.7 ("Assignment of Membership Interest").

          8.    Authorizations.    Sellers shall have obtained all necessary authorizations, approvals and consents required to be obtained by Sellers or Company for the lawful and valid consummation of the Contemplated Transactions.

          9.    Resignations.    Company shall have received written resignations from all members of the Company's Board of Managers from their positions as managers (the "Resignations").

          10.    Estoppel Certificate.    Purchaser shall have received an estoppel certificate executed by the landlord of the Leased Property.

        C.    Conditions Precedent to the Obligations of Sellers.    The obligations of Sellers under this Agreement are subject to the satisfaction in all material respects or waiver by Sellers prior to or on the Closing Date of each of the following conditions:

          1.    Accuracy of Representations and Warranties.    The representations and warranties of Purchaser contained in this Agreement or in any closing certificate or document delivered by Purchaser to Sellers pursuant hereto shall be true and correct at the time of execution of this Agreement and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date. Sellers shall have received a certificate signed by duly authorized representatives of Purchaser to such effect.

          2.    Compliance with Covenants.    Purchaser shall have performed and complied with all covenants of this Agreement to be performed or complied with by Purchaser at the Closing Date.

          3.    Legal Actions or Proceedings.    No legal action or Proceeding shall have been instituted after the date hereof against Sellers or Purchaser, arising by reason of the acquisition of the Membership Interests pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the Contemplated Transactions, (ii) to have a Material Adverse Effect or (iii) to have a material adverse effect on the results of the operations or financial condition of Purchaser and its Affiliates, taken as a whole, after giving effect to the consummation of the Contemplated Transactions.

          4.    Authorizations.    Purchaser shall have obtained all necessary authorizations, approvals and consents from all Governmental and Regulatory Authorities required to be obtained by Purchaser for the lawful and valid consummation of the Contemplated Transactions.

        D.    Closing Actions.

          1.    Seller's Actions at Closing.    At Closing, Sellers shall:

            a.     deliver to Purchaser Assignments of Membership Interest executed by each Seller;

            b.     deliver to Purchaser Employment Agreements executed by each Key Employee;

            c.     deliver to Purchaser Consulting Agreements executed by each Key Consultant;

            d.     deliver to Purchaser the Company's books and records;

            e.     deliver to Purchaser the Resignations; and

            f.      deliver to Purchaser the Certificate required under Section II.B.1.

          2.    Purchaser's Actions at Closing.    At Closing, Purchaser shall

            a.     deliver to each Seller such Seller's Percentage Interest of a cash payment of Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000) by cashier's check or wire transfer to an account designated by such Seller at least three (3) days prior to Closing;

            b.     each Seller such Seller's Percentage Interest of 6,039,535 shares of Purchaser Common Stock in accordance with the provisions of Section I.C.2 above; and

            c.     deliver to Sellers the Certificate required under Section II.C.1.

III.  REPRESENTATIONS AND WARRANTIES

        A.    Sellers' Representations and Warranties.    Each Seller acknowledges that Purchaser is entering into this Agreement in reliance on the representations and warranties given herein by Sellers to Purchaser being true and correct. As of the date hereof and as of the Closing, Sellers hereby represent and warrant to Purchaser as follows:

          1.    Organization and Existence.    Company is a Texas limited liability company duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full power and authority to own and operate the Business as it is now being owned and operated. Company neither owns nor controls any subsidiary nor is engaged in a partnership, joint venture, business trust or similar entity that is engaged in the Business.

          2.    Authority and Approval.    Each Seller has the power to enter into this Agreement and each of the Related Agreements to which it is a Party and to perform its obligations under this Agreement and any such Related Agreements. The execution, delivery and performance by each Seller of this Agreement and the Related Agreements to which it is to be a Party, and the consummation by each Seller of the transactions contemplated in this Agreement and any such Related Agreements, have been duly authorized by all required action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and, when executed and delivered by the applicable Seller, the Related Agreements to which any Seller is to be a Party will have been duly executed and delivered by such Seller. This Agreement, assuming due and valid execution and delivery by Purchaser, is, and each of the Related Agreements to which each Seller is to be a Party when executed and delivered by each Seller will be, the valid and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms.

          3.    Capital Structure.    Sellers own one hundred percent (100%) of the issued and outstanding Membership Interests of the Company. All such Membership Interests were validly issued and are fully paid and nonassessable and at the Closing will be free from any prescriptive rights, restrictions, pledges, liens, encumbrances, rights, titles and interests of others, other than restrictions imposed under state or federal securities laws. Company has neither issued nor authorized any other classes or series of Membership Interests. Neither Company nor any Seller nor any other Person has any convertible debentures or notes, other securities, or rights, warrants, options, commitments or other agreements with respect to any Membership Interests or other securities of Company, authorized, offered, committed, issued or outstanding. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any

  Membership Interests of the Company. At Closing, the Membership Interests of Company shall be owned by Sellers as indicated below:

Name:	Percentage of Ownership:
Bates	03.0000
Koleng	06.7900
Zhang	06.7900
Crowley	02.9100
McGinity	40.2550
Williams	40.2550
Total:	100.0000	percent

          4.    No Conflict.    Except as set forth on Disclosure Schedule III.A.4, the execution and delivery by each Seller of this Agreement and each of the Related Agreements to which it is to be a Party, and each Seller's compliance with the terms and conditions hereof and thereof, and the consummation by each Seller of the transactions contemplated hereby and thereby, do not and will not (i) require of Sellers the consent of any Person, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or Order applicable to it, (iii) violate, conflict with, result in a Breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any Material Contract or Permit to which Company is a Party or by which Company is bound or to which any of the Assets is subject, or (iv) result in the creation of any Lien upon the Assets.

          5.    Governmental Approvals and Filing.    Except as set forth on Disclosure Schedule III.A.5, no consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of any Seller is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which any Seller is to be a Party or to consummate the transactions contemplated hereby or thereby.

          6.    Title.    Company owns no real property. Company has good title to, or holds pursuant to valid and enforceable leases, all of the personal property reflected in the Financial Statements (the "Assets"); to the extent required by GAAP, the assets of the Company as of October 31, 2006 are reflected in the Financial Statements; and except for Permitted Liens or as otherwise set forth on Disclosure Schedule III.A.6, all of the Assets are free and clear of any liens, charges, pledges, security interests or other encumbrances (including tax liens), except for current year ad valorem tax liens. Each item comprising the Assets is in good repair and operating condition, reasonable wear and tear excepted, and is suitable for the purpose for which it is presently being used.

          7.    Real Property.    Disclosure Schedule III.A.7 lists and describes briefly all real property leased or subleased to Company. Seller has delivered or made available to Buyer correct and complete copies of the Leases (as amended to date) listed in Disclosure Schedule III.A.7 ("Leases"). Except as disclosed in Schedule III.A.7, with respect to each Lease listed in Schedule III.A.7:

            a.     the Lease is legal, valid, binding, enforceable against Company and is in full force and effect;

            b.     Seller is not in breach or default of the Lease, and to the Knowledge of Seller, no event has occurred that, with notice or the passage of time, or both, would constitute a breach or default of the Lease by Seller or permit termination, modification, or acceleration thereunder by landlord;

            c.     there are no material disputes, oral agreements or forbearance programs in effect as to the Lease;

            d.     except as set forth in Disclosure Schedule III.A.7, Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease;

            e.     all facilities subject to the Lease are supplied with utilities and other services necessary for the operation of said facilities and equipment.

          8.    Solvency and Related Matters.    Each Seller will be Solvent immediately after the Closing Date, after giving effect to (a) the transactions contemplated in this Agreement and (b) any other transactions contemplated by Sellers or any of their representatives on or after the Closing Date which would be taken into account in determining whether any of the transactions contemplated hereby were invalid or illegal under, in violation of, or can be set aside or give rise to any award or damages, sanctions or other Liability against Purchaser or any of its Affiliates or representatives under, applicable bankruptcy, fraudulent conveyance, fraudulent transfer or other similar Laws.

          9.    Illegal Payments.    No Seller nor, to the Knowledge of Sellers, any of their respective partners, directors, officers or managers, nor, to the Knowledge of Sellers, any officer, manager or employee of Company, has (a) used any Company funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payments on behalf of the Company to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, or (c) violated in any material respect the Foreign Corrupt Practices Act of 1977.

          10.    Brokers.    Except as set forth on Disclosure Schedule III.A.10, no broker, finder or investment banker is entitled to any brokerage commission, finder's fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Sellers.

          11.    Legal Proceedings.    Except as set forth on Disclosure Schedule III.A.11, there are no actions, suits or Proceedings with respect to the Company or the Business pending at law or in equity, or before or by any Governmental or Regulatory Authority or by any Person, which, individually or in the aggregate could reasonably be expected (i) to have a Material Adverse Effect, or (ii) to prevent the consummation of the Contemplated Transactions; nor, to the Knowledge of Sellers, are any such actions, suits or Proceedings with respect to the Company or the Business threatened against Company.

          12.    Financial Statements.    Included in Disclosure Schedule III.A.12 are Company's statements of assets, liabilities and members' equity-modified cash and related statements of revenues, expenses and retained earnings-modified cash for the fiscal years ended December 31, 2004 and December 31, 2005 ("Year-End Financial Statements") and Company's Interim Balance Sheet. The Year-End Financial Statements and the Interim Balance Sheet are hereinafter referred to as the "Financial Statements." The Financial Statements are based upon the financial books and records of Company and have been prepared on a basis consistent with Company's past practice. The Financial Statements fairly present in all material respects the financial position, results of operations and cash flows of Company as of the dates and periods therein indicated.

          13.    Undisclosed Liabilities.    Disclosure Schedule III.A.13 sets forth a list of all liabilities of Company required to be presented in unaudited interim financial statements prepared in conformity with GAAP, if any, to the Knowledge of Sellers that are not reflected or reserved against on the Interim Balance Sheet.

          14.    Accounts Receivable.    Except as set forth on Disclosure Schedule III.A.14, all accounts receivable of the Company reflected on the Interim Balance Sheet are valid receivables subject to no setoffs or counterclaims net of the applicable reserve for bad debts shown on the Interim Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the most recent fiscal quarter end are valid receivables subject to no setoffs or counterclaims net of the applicable reserve for bad debts in an amount proportional to the reserve shown on the most recent balance sheet included in the Financial Statements.

          15.    Employee Benefit Plans.

            a.     Disclosure Schedule III.A.15.a lists all programs, plans and arrangements that are provided to or for the benefit of the current or former employees of the Company, including (i) any collective bargaining agreement and any written employment agreement, not terminable upon sixty (60) days notice without penalty, (ii) each employee pension benefit plan (as defined in ERISA, section 3(2), hereinafter "Employee Pension Benefit Plan"), defined benefit, defined contribution, stock option, stock ownership, executive compensation, bonus, incentive compensation, qualified and non-qualified deferred compensation, and profit-sharing plan, program or arrangement, (iii) each employee welfare benefit plan (as defined in ERISA, section 3(1), hereinafter "Employee Welfare Benefit Plan"), medical, dental, vision, disability or death benefit plan, program or arrangement, and (iv) any vacation, holiday, sick leave, cafeteria, health savings account, flexible spending account, fringe benefit, severance, supplemental unemployment benefit, group life insurance, other insurance, and voluntary employee beneficiary association (VEBA) plan, program or arrangement, in each case that is sponsored, maintained, contributed to or required to be contributed to by Company and that covers current or former employees (such programs, plans and arrangements described in clause (ii), (iii) and (iv) above being referred to herein as the "Employee Benefit Plans"). True and complete copies of the Employee Benefit Plans listed in Disclosure Schedule III.A.15.a have been delivered to Purchaser.

            b.     Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, whether alone or together with another event, including but not limited to termination of employment, will result in any Liability to Purchaser or in any payment (including any bonus, deferred compensation, golden parachute or severance payment), or increase the benefits payable in any Employee Benefit Plan.

            c.     No Employee Benefit Plan is a Multiemployer Plan (as such term is defined in Section 3(37) or Section 4001(a)(3) of ERISA).

            d.     Except as set forth in Disclosure Schedule III.A.15.d, Company has not incurred (nor has any event occurred which reasonably could be anticipated to result in any Seller incurring) any material loss in connection with any existing or previously existing Employee Benefit Plan that could become, on or after the Closing Date, an obligation or Liability of Purchaser or the Company.

          16.    Employee Matters.

            a.     Disclosure Schedule III.A.16.a(i) lists all current Company employees as of December 1, 2006 and their hourly rates of compensation, base salaries and bonus arrangements (as applicable). In addition, to the extent any current employees of Company are on leaves of absence as of December 1, 2006, Disclosure Schedule III.A.16.a(ii) indicates the nature of such leave of absence and each such employee's anticipated date of return to active employment. To the Knowledge of Sellers, Company currently complies in all material respects and for the past sixty (60) months has continuously complied in all material respects with all Laws relating to the hiring and employment of workers, including, but not limited to, Laws relating to the classification of workers, wages, hours, overtime, employment taxes, equal opportunity, non-discrimination, medical leave, military leave, immigration and collective bargaining and with all Laws governing occupational health and safety.

            b.     (1) Company is not delinquent in payments to, or on behalf of, any employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees; (2) Company is not delinquent in payments of any employment taxes on behalf of any employees with respect to services; (3) there is no unfair labor practice complaint against Company with respect to employees of the Company pending before the National Labor Relations Board or any other Governmental or Regulatory Authority; (4) there is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of Sellers, threatened against the Company; (5) there has been no charge of discrimination filed or, to the Knowledge of Sellers, threatened, against Company with the Equal Employment Opportunity Commission or similar Governmental or Regulatory Authority; and (6) there is no pending or, to the Knowledge of Sellers, threatened administrative or judicial proceeding or investigation under the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the National Labor Relations Act, ERISA, the Code, or any other federal or state law relating to Company's employees.

          17.    Intellectual Property.

            a.     Disclosure Schedule III.A.17.a(i) lists all patents owned by Company (the "Company Patents"). Disclosure Schedule III.A.17.a(ii) lists all patents owned by a third party and licensed for use by Company ("Licensed Patents"). The Company Patents and the Licensed Patents (collectively, the "Patents") are all the Patents used by the Company in the Business.

            b.     Disclosure Schedule III.A.17.b lists all trademarks and tradenames owned by Company (the "Trademarks"). The Trademarks are all the trademarks and tradenames used by the Company in the Business.

            c.     The Company owns or has licensed rights to the Patents and Trademarks sufficient to permit the operation of the Business as now being conducted. To the Knowledge of Sellers, no Patents or Trademarks are subject to any outstanding order, judgment, lien, encumbrance or attachment. To the Knowledge of Sellers, there are no pending or threatened proceedings, litigation or other adverse claims affecting any Patents or Trademarks and, to the Knowledge of Sellers, no person or entity is infringing Company's rights to the Patents or Trademarks.

            d.     Disclosure Schedule III.A.17.d lists all Company applications for registered patents, trademarks, trade names, service marks and copyrights.

            e.     To the Knowledge of the Sellers, the Company is not in violation or infringement of any patent, patent license, trade name, trademark, servicemark, brandmark, brand name, copyright, know-how or other proprietary or trade rights of any third party; and to the Knowledge of Sellers there is no non-frivolous basis for any such claims.

            f.      Disclosure Schedule III.A.17.f. identifies any Patents and Trademarks with regard to which Company has granted rights to any other Person.

            g.     Disclosure Schedule III.A.17.g identifies all of Company's software licenses ("Software Licenses").

            h.     Except as set forth in Disclosure Schedule III.A.17.h, to the Knowledge of Sellers:

                  i.  No Patents or Trademarks or application for Patents or Trademarks have lapsed, expired, been finally abandoned, been disclaimed, been withdrawn, been the subject of a final judgment of invalidity by any court of competent jurisdiction, been the subject of a final judgment of unenforceability by any court of competent jurisdiction, been the subject of any holding or declaration of unenforceability, invalidity, or refused to be reissued by any domestic or foreign governmental agency, including, without limitation, the United States Patent and Trademark Office, or been canceled within the past 12 months;

                 ii.  No unresolved written claim or contest, opposition, invalidation or cancellation Proceeding has been asserted by any Person (1) against the use by Company of any Patents or Trademarks or (2) challenging the ownership or validity of any of the Patents or Trademarks;

                iii.  Company is the owner of good title to or is the licensee of intellectual property sufficient to conduct the Business as now conducted;

                iv.  No use by another Person infringes on any of the Patents or Trademarks.

                 v.  There are no royalty payments, fees or other obligations of Company to any other Person with regard to Patents and Trademarks.

          18.    Material Contracts.

            a.     Disclosure Schedule III.A.18.a contains a true and correct list of all of the following Contracts to which Company is a Party, other than Leases ("Material Contracts"):

                  i.  each Contract involving a commitment to others to make capital expenditures in excess of $10,000;

                 ii.  written employment, confidentiality, non-competition, severance or termination agreements as to employees and consultants;

                iii.  all Contracts relating to indebtedness for borrowed money of Company (including, without limitation, loan agreements, lease purchase arrangements, guarantees, agreements to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease (financing) agreements and other security arrangements with respect to personal property;

                iv.  all Contracts with any Seller or Affiliate of Company;

                 v.  all Contracts that limit the freedom of Company to compete with any Person in any area or territory;

                vi.  all Contracts (whether exclusive or otherwise) with any sales agent, representative, franchisee, dealer, distributor or warehouse;

               vii.  all Contracts that require the payment of royalties;

              viii.  all Contracts with any Government or Regulatory Authority;

                ix.  all Contracts involving a sharing of profits, losses, costs or liabilities;

                 x.  all written supply agreements (other than purchase orders) with a customer of Company for the sale to the customer of Products and, if not written, then Company term sheets that govern the customer relationship and associated terms and conditions;

                xi.  all written vendor agreements (other than purchase orders) with the suppliers identified in Disclosure Schedule III.A.27 and Company's standard purchase order forms.

            b.     True and correct copies of the Material Contracts listed in Disclosure Schedule III.A.18.a have been delivered to Purchaser. Except as otherwise disclosed in Disclosure Schedule III.A.18.b, each listed Material Contract is in full force and effect and is valid, binding and enforceable against the Company in accordance with its terms. Except as set forth in Disclosure Schedule III.A.18.b, to the Knowledge of Sellers, no material default exists on the part of Company under any of the Material Contracts.

          19.    Permits.    Company owns or possesses all Permits material to the operation of the Business as presently conducted. Disclosure Schedule III.A.19. identifies all Permits possessed by Company that are material to the operation of the Business as conducted on the date of this Agreement. All such Permits possessed by Company are in full force and effect; Company has complied in all material respects with the terms and conditions of such Permits; and Company has not received notice of violation or proposed revocation or termination of any such Permit from any Governmental or Regulatory Authority.

          20.    Insurance.

            a.     Company maintains insurance covering the Business and the Assets in amounts (and subject to deductibles and self-insurance amounts) deemed adequate by Company. All such insurance is in full force and effect, all premiums due under such insurance up to the date hereof have or will be paid and no written notice of cancellation or termination has been received with respect to any such insurance.

            b.     Except as set forth on Disclosure Schedule III.A.20.b, there are no insurance claims for casualty losses to any of the Assets as of the date hereof.

          21.    Environmental Matters.    The sole representations and warranties with respect to environmental matters are set forth in this Section III.A.21. Except as set forth in Disclosure Schedule III.A.21:

            a.     To Sellers' Knowledge, Company holds, and is in compliance in all material respects with, all Permits required by Company under any Environmental, Health and Safety Laws to conduct the Business as currently being conducted. Company has not received notice of violation or proposed revocation or termination of any such Permit from any Governmental or Regulatory Authority (which has not been resolved).

            b.     Neither Company nor any Seller has received any written request for information or any written notice that Company is a potentially responsible Party under any Environmental, Health and Safety Laws with regard to the Company's Leased Real Property.

            c.     Company is not subject to any outstanding Order relating to non-compliance with any Environmental, Health and Safety Law or to investigation or cleanup of regulated substances under any Environmental, Health and Safety Law.

            d.     Company does not operate any underground storage tanks at any of the Company's Leased Real Property.

            e.     Company has not transported, stored, used, released, disposed of, manufactured or sold Hazardous Materials in violation of any Environmental, Health and Safety Law at or from any of the Company's Leased Real Property.

            f.      To Sellers' Knowledge, Company has not disposed of, transported, manufactured or sold any goods or Products containing a Hazardous Material in violation of any Environmental, Health and Safety Law.

            g.     Company has never commissioned any environmental assessment with repect to any of the Company's Leased Real Property

            h.     Company has disposed of all hazardous waste it has generated, other than the hazardous waste it currently holds on site under the applicable accumulation time rule 30 TAC §335.69 and/or 40 CFR §262.34, in accordance with all applicable laws and regulations.

          22.    Payment of Taxes; Tax Liens.

            a.     Company has (A) duly and timely filed all Tax Returns required to have been filed and (B) timely paid all Taxes for which it is or may be liable and which have become due and payable. Company has timely and properly withheld or collected, paid over and reported all Taxes required by any Governmental or Regulatory Authority to be withheld or collected by Company on or before the date hereof.

            b.     Company has received no notice of any kind that any authority has asserted any adjustment that could result in an additional Tax for which Company is or may be liable. Company has received no notice of any kind of any audit, examination, investigation, dispute, proceeding or claim (collectively, "Tax Proceeding") relating to any Tax for which Company is or may be liable. No statute of limitations with respect to any Tax for which Company is or may be liable has been waived or extended and has not expired. Company is not a Party to any Tax sharing or Tax allocation agreement, arrangement or understanding.

            c.     Company has no "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of Company is required to be treated as being owned by any other person pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions.

          23.    No Material Adverse Effect.    Since the date of the Interim Balance Sheet, to the Knowledge of Sellers, there not has been a Material Adverse Effect. As of the date hereof, since the date of the Interim Balance Sheet, and except as set forth on Disclosure Schedule III.A.23:

            a.     Company has carried on the Business in the Ordinary Course of Business;

            b.     Company has not, except in the Ordinary Course of Business, sold, leased, transferred, or assigned any of the properties, rights or other assets of the Company that would, but for such transaction, be Assets;

            c.     Company has not cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $25,000 in the aggregate outside the Ordinary Course of Business;

            d.     Company has not granted any license or sublicense of any rights under or with respect to any Patents or Trademarks or terminated any license or sublicense with respect to any Patents or Trademarks;

            e.     Company has not entered into any employment contract or collective bargaining agreement pertaining to employees or modified the terms of any such existing contract or agreement outside the Ordinary Course of Business;

            f.      Company has not granted any increase in the base compensation of any employees outside the Ordinary Course of Business;

            g.     Company has not adopted, amended, modified or terminated any Employee Benefit Plan;

            h.     Company has not made any other change in employment terms for any employees outside the Ordinary Course of Business;

            i.      Company has not made or committed to any capital expenditure other than in the Ordinary Course of Business;

            j.      Company has not entered into any binding agreement to do any of the foregoing;

            k.     no Contract or relationship with a supplier or customer has been terminated, and Company has not been informed that a supplier or customer intends to terminate a Contract or relationship; and

            l.      Company's working capital has been reduced only in the Ordinary Course of Business.

          24.    Inventory.    The raw materials and other items used by Company in the production and research and development work of Company and Company's products are used in accordance with all applicable and necessary Laws, regulations and permissions and fulfill all the requirements of product safety regulations. There are no claims pending against or, to the Knowledge of the Sellers, threatening Company concerning product liability, reclamation or guarantee.

          25.    Technical Equipment.    The technical equipment and machines and the premises used by Company are, and at all times while in operation by Company have been, in compliance with all safety regulations and requirements applicable thereto. Except as set forth on Disclosure Schedule III.A.25, no accidents have occurred during the last three years due to any defaults in safety requirements.

          26.    Product Warranty.    Disclosure Schedule III.A.26 lists (a) each product manufactured, sold, leased or delivered by the Company that is subject to any Company guaranty, warranty, right of return or other indemnity, (b) each contract or agreement containing any such guaranty, warranty, right of return or other indemnity and (c) the aggregate expenses incurred by the Company in fulfilling its obligations under such guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements. To the Knowledge of Sellers, there is no reason such expenses should significantly increase as a percentage of sales in the future.

          27.    Suppliers and Customers.    Disclosure Schedule III.A.27 sets forth a true and complete list of (i) all suppliers that individually accounted for more than five percent (5%) of Company's aggregate purchases during the fiscal year ended December 31, 2005, and (ii) all customers that individually accounted for more than three percent (3%) of the aggregate gross revenues during the fiscal year ended December 31, 2005, indicating the amount and percentage of gross revenues for which each such customer was accountable. Except as listed on Disclosure Schedule III.A.27, no Person has notified Company in writing that it will cease doing business with Company or will materially adversely change its business relationship with Company.

          28.    Books and Records.    The corporate minute books and other similar records of Company contain true, accurate and complete records of (i) all actions taken at any meetings of Company's managers, members or any committee thereof and of all written consents executed in lieu of the holding of any such meeting and (ii) all Membership Interests issued and outstanding.

          29.    Bank Accounts.    Disclosure Schedule III.A.29 lists all company bank accounts of Company by account name, number, type, financial institution, name of the contact person at each such institution. Within two (2) business days after execution hereof, Sellers' shall provide Purchaser the balance of each such account as of the date of this Agreement and within two (2) business days after Closing shall provide Purchaser the balance of each such account as of the Closing Date.

          30.    Powers of Attorney.    Except as disclosed in Disclosure Schedule III.A.30, there are no outstanding powers of attorney executed on behalf of the Company.

          31.    Independent Tax and Business Advice.    Sellers have their own tax advisors and legal counsel and have not relied on Purchaser or Purchaser's agents for financial, tax, or other business advice.

          32.    Securities Matters.

            a.    Securities Regulation.    Each Seller understands and acknowledges that the Purchaser Common Stock subject of this Agreement has not been registered under the law of Canada or the United States Securities Act of 1933 or the securities laws of any state and is being offered and sold in reliance on exemptions from the registration and qualifications of the Act and applicable state laws. The rights of all Parties to this Agreement are expressly conditioned upon the validity of such exemptions. Each Seller further understands and acknowledges that (i) each Seller is being offered and would receive Purchaser Common Stock without being furnished any offering literature or prospectus, (ii) this transaction has not been scrutinized by the United States Securities and Exchange Commission ("Commission") or by any administrative agency charged with the administration of securities laws of any state because of the small number of persons solicited and the private aspects of the offering, (iii) each Seller and each Seller's representatives (including each Seller's attorney and/or accountant) has had access to publicly filed information regarding Purchaser.

            b.    Accredited Investor.    Each Seller is an "Accredited Investor" under Regulation D of the United States Securities and Exchange Commission.

            c.    Age and Citizenship of Each Seller.    Each Seller is a citizen or permanent resident of the United States and at least 21 years of age, a bona fide permanent resident of and is domiciled in the State of Texas and has no present intention of becoming a resident of any other state or jurisdiction.

            d.    Purchase for Investment Purposes Only.    The Purchaser Common Stock is being purchased in good faith solely for each Seller's own account and for investment purposes only. The Purchaser Common Stock is not being purchased for the account of any other person or with a view to or for sale in connection with any distribution, assignment, subdivision, fractionalization, re-syndication or resale to others, and no other person has or will have a direct or indirect beneficial interest in the Purchaser Common Stock. Each Seller has no contract or arrangement with any person or entity to sell, transfer or pledge to any person or entity the Purchaser Common Stock or any part thereof, any interest therein or any rights thereto and has no present plans to enter into any such contract or arrangement. Each Seller understands and acknowledges that as a result each Seller must bear the economic risk of investment for an indefinite period of time because the Purchaser Common Stock has not been registered, under the Act or otherwise (which Company is not obligated to do and has no present intention of doing), unless an exemption from such registration is available.

          33.    Schedules.    All Disclosure Schedules hereto are true, accurate and complete as of the date of this Agreement.

          34.    Full Disclosure.    To Sellers' Knowledge, the statements made and information furnished by or on behalf of Sellers or Company in this Agreement or in connection with the Contemplated Transactions do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made or information furnished, taken as a whole and in light of the circumstances under which they were made or furnished, not false or misleading.

        B.    Representations and Warranties of Purchaser.    Purchaser hereby represents and warrants to Sellers as follows:

          1.    Organization and Qualification, etc.    Purchaser is duly organized, validly existing and in good standing under the laws of its domicile and has full corporate and legal power and authority necessary to own, lease and operate its assets, to carry out its business as now conducted and to enter into this Agreement and the Related Agreements to which it is a party and consummate the transactions contemplated hereby and thereby.

          2.    Authority and Approval.    The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which it is to be a Party, and the consummation by Purchaser of the transactions contemplated in this Agreement and Related Agreements, have been duly authorized by all required action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and, when executed and delivered by Purchaser, the Related Agreements to which Purchaser is to be a Party will have been duly executed and delivered by Purchaser. This Agreement is, and each of the Related Agreements to which Purchaser is to be a Party when executed and delivered by Purchaser will be, the valid and binding obligations of each of Purchaser enforceable against Purchaser in accordance with their respective terms.

          3.    No Conflict.    The execution and delivery by Purchaser of this Agreement and each of the Related Agreements to which Purchaser is to be a Party, and Purchaser's compliance with the terms and conditions hereof and thereof, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not (i) require the consent of any Person under any material Contract to which Purchaser is a party, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or Order applicable to it, (iii) violate, conflict with, result in a Breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material Contract or Permit to which Purchaser is a party or by which Purchaser is bound or to which any of the Purchaser Common Stock is subject, or (iv) result in the creation of any Lien upon the Purchaser Common Stock.

          4.    Governmental Approvals and Filing.    No consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which Purchaser is to be a party or to consummate the transactions contemplated hereby or thereby.

          5.    Brokers.    Except for Stuart Barich of Oppenheimer & Co., Inc., who has been retained as Purchaser's broker in connection with this Agreement and the Contemplated Transactions, no broker, finder or investment banker is entitled to any brokerage commission, finder's fee or similar payment in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

          6.    Litigation.    As of the date of this Agreement, there is no action, suit or Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser relating to the transactions contemplated by this Agreement or which, if adversely determined, would adversely affect the ability of Purchaser to perform its obligations and agreements under this Agreement and the Related Agreements to which it is or will be a party and to consummate the transactions contemplated herein and therein.

          7.    Sufficient Funds.    Purchaser has and will have on the Closing Date sufficient cash or cash-equivalent funds to consummate the transactions contemplated by this Agreement, including paying the cash portion of the Purchase Price.

          8.    Public Filings; Financial Statements.    Purchaser is a reporting issuer in good standing under the securities laws of the Province of Ontario and no material change relating to Purchaser or its Affiliates has occurred with respect to which a material change report has not been filed under any securities Laws and no such disclosure has been made on a confidential basis. Purchaser has complied with the requirements of all applicable corporate Laws in relation to the issue and trading of its securities. The Public Record complies with all securities Laws, is in all material respects accurate, contains no misrepresentations and omits no facts, the omission of which makes the Public Record or any particulars therein, misleading or incorrect. "Public Record" means the annual and interim financial statements, management's discussion and analysis of operating results, annual and quarterly reports to shareholders, management proxy circulars, prospectuses, annual information forms, material change reports and press releases and all other information disseminated to the public or filed by Purchaser with any Canadian securities commission or exchange during the twelve (12) months preceding the date hereof. The issuance and sale shares of Purchaser Common Stock hereunder are exempt from the registration and prospectus delivery requirements of all applicable securities Laws. Under applicable Canadian securities laws, the Purchaser Common Stock issuable pursuant to Section I and listed on the TSX may be resold by the Sellers into Canada four (4) months after such payment without the filing of a prospectus or any other document with any Governmental or Regulatory Authority.

          9.    Valid Issuance of Stock.    The shares of Purchaser Common Stock issuable pursuant to Section I have been duly created, allotted and reserved for issuance and, when issued and paid to the Sellers as provided in this Agreement, will be validly issued and outstanding as fully paid and non assessable shares of Purchaser. The Purchaser Common Stock is listed and posted for trading on the TSX.

IV.    COVENANTS

        A.    Appointment.    Provided Williams fulfills all criteria imposed by law and the TSX to act as director in a Federal Canadian Business Corporation, then on or prior to Closing Purchaser shall cause its Board of Directors to appoint Williams to its Board of Directors and shall add Williams to the slate of Directors in Purchaser's proxy material for reelection at the next annual meeting of Purchaser's shareholders.

        B.    Waiver of First Refusal Rights.    Each Seller hereby waives all rights of first refusal that such Seller may have under Section 2.04 of the Regulations of Company.

        C.    Publicity.    Sellers and Purchaser shall not, and shall cause their agents and Affiliates not to, publish, engage in, encourage or support any publicity or disclosure of any kind or form of the transactions contemplated herein, the existence of a transaction between the Parties or the terms of this Agreement or any Related Agreements, without obtaining the prior written approval of the other Party, unless disclosure is otherwise required by applicable law. The clause above shall not prevent Purchaser from disclosing necessary information, including this Agreement, to possible future investors in Company or Purchaser.

        D.    Diligence.    Following the execution hereof until Closing, Sellers shall continue to provide Purchaser and its agents with reasonable access during regular business hours to all of the Company's books, records, property, employees and agents for Purchaser's purposes of investigating and conducting due diligence regarding the Company's assets, liabilities and business operations, and until the Closing Date Seller shall cause the Company and its employees and agents to cooperate fully with Purchaser in its investigations, provided, however, that Purchaser shall not contact any employees of the Company (other than Sellers) without the prior approval of Williams. In connection with Purchaser's due diligence, Purchaser shall have the right but not the obligation to conduct a full audit or review of the Company since its inception by a certified public accounting firm selected by Purchaser and reasonably acceptable to Seller, and Seller shall cause all of the Company's employees and agents to cooperate fully in connection with such audit. The cost of any such audit shall be paid by Purchaser.

        E.    Non-Competition

          1.    Covenant Not to Compete.    For a period of five (5) years from the date of Closing, each of Koleng, Zhang and Crowley shall not, directly or indirectly, individually or as an officer, director, manager, employee, shareholder, consultant, contractor, partner, member, joint venturer, agent, equity owner or in any capacity whatsoever (and Williams and McGinity shall not directly or individually):

            a.     own, engage in, manage, operate, join, control, be employed by, provide Competing Services to, or participate in the ownership, management, operation or control of or provision of Competing Services to, a Competing Business operating in the Geographic Area;

            b.     recruit, hire, assist in hiring, attempt to hire, or contact or solicit with respect to hiring any person who, within the prior six month period, was an employee of the Company;

            c.     induce or attempt to induce any person who, within the prior 12 month period, was an employee of the Company, to terminate, or in any way interfere with, the relationship between such person and the Company; or

            d.     induce or attempt to induce any customer, client, supplier, service provider, or other business relation of the Company or its Affiliate in the Geographic Area to cease doing business with the Company or its Affiliate, or in any way interfere with the relationship between the Company or its Affiliate and any such person.

          2.     Notwithstanding the provisions above, Purchaser and the Company agrees that each Seller may own not more than two percent (2%) of the outstanding voting securities of any publicly traded company that is a Competing Business.

          3.     Notwithstanding the provisions above, this Section IV.E shall not prevent or hinder McGinity or Williams from continuing to engage in teaching, publishing, lecturing, consulting or other activities in which they were engaged on the Closing Date, specifically including the activities set forth on Exhibit IV.E.3. Any other activities in which McGinity or Williams desire to engage after Closing, and that may violate this Section IV.E, shall require prior written consent of the Company's Board of Managers, such consent not to be unreasonably withheld.

          4.    Definitions.

            a.     "Competing Business" means any commercial business that (i) provides, as its primary business, research, development, formulation, testing or manufacturing services for non-parenteral pharmaceutical products, (ii) provides, as its primary business, the research, development, formulation, testing or manufacturing of a platform for pulmonary or transmucosal application or abuse deterrent formulation of drugs, or (iii) develops a patented anti-asthmatic drug or product related to human growth hormone that competes with a company drug or product.

            b.     "Competing Services" means services that, if provided to a business other than a Competing Business, would constitute the conduct of a Competing Business.

            c.     "Geographic Area" means North America, Europe, Japan and Australia.

          5.    Specific Performance; Equitable Relief.    Sellers acknowledge and agree that any Breach of this Section IV.E is likely to result in irreparable injury to Company and Purchaser, that monetary damages will be an inadequate remedy of such Breach and that, accordingly, in addition to any other remedy that Purchaser may have, Purchaser shall be entitled to enforce the specific performance of this Section IV.E and to seek both permanent and temporary relief in the event of any Breach or threatened Breach thereof without the necessity of posting bond or proving that there is no adequate remedy at law or imminent irreparable harm to Purchaser. Sellers agree that in addition to any and all other remedies available to Purchaser, an injunction or restraining order or other equitable relief may be issued or ordered by a court of competent jurisdiction restraining any Breach or threatened Breach of this Section IV.E.

          6.    Conditions Reasonable.    Sellers acknowledge and agree that the time, scope, geographic area and other provisions of this Section IV.E have been specifically negotiated by sophisticated commercial Parties with benefit of legal counsel and agree that all such provisions are reasonable under the circumstances. If any portion of this Section IV.E shall be determined to be invalid and unenforceable as written, each such portion shall be enforced to the extent reasonable under the circumstances and such determination shall not affect the validity or enforceability of the other provisions of this Agreement, and such other provisions shall remain in full force and effect. Sellers understand and acknowledge that they are agreeing to be bound by these non-competition provisions in order to induce Purchaser to enter into this Agreement.

          7.    Covenants in Employment Agreements.    Expiration of the five (5) year non-competition term provided above shall have no effect on the enforceability of any non-competition provision contained in any Employment Agreement or Consulting Agreement.

        F.    Investigation and Agreement by Purchaser; No Other Representations or Warranties.

          1.     Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Business, and Purchaser has been furnished with or given full access to such information about the Company and the Business as it requested. In connection with Purchaser's investigation of the Company and the Business, Purchaser and its representatives have received from the Company, the Sellers or their representatives certain projections and other forecasts for the Company and certain estimates, plans and budget information. Purchaser acknowledges and agrees that (a) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; (b) Purchaser is familiar with such uncertainties; and (c) Purchaser is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives.

          2.     Purchaser agrees that, except for the representations and warranties made by the Sellers that are expressly set forth in Section III.A of this Agreement, none of the Company, any Seller, or any of their respective Affiliates or representatives has made and shall not be deemed to have made to Purchaser or its respective Affiliates or representatives any representation or warranty of any kind.

        G.    Waiver.    Purchaser each hereby waives, and agrees to cause the Company to waive, any conflicts that may arise in connection with (a) Vinson & Elkins L.L.P., counsel to the Company, representing the Sellers following the Closing and (b) the communication by such counsel to the Sellers, in connection with any such representation, any fact known to such counsel, including in connection with a dispute with Purchaser or the Company on or following the Closing.

        H.    Operating Covenants.    Purchaser agrees to act in good faith and use commercially reasonable efforts to: (i) promote and support the Business, (ii) achieve the Phase I Triggering Event, Phase II Triggering Event and Phase III Triggering Event, (iii) not change its Company's line of Business, (iv) manage and run Company's Business in a manner at least as likely to achieve the Phase I Triggering Event, Phase II Triggering Event and Phase III Triggering Event as the past practices of the Company, and (v) provide capital, assets, facilities and support to the Company substantially in accordance with the budgets for the Company previously provided to Purchaser. Notwithstanding the foregoing sentence, neither the sale of the Company by Purchaser nor the sale by Company of substantially all of its assets shall constitute a breach by Purchaser of this Section IV.H; provided, that effective immediately upon any such sale each of the Phase I Triggering Event, the Phase II Triggering

Event and the Phase III Triggering Event shall be deemed to have been achieved and met (to the extent not otherwise achieved prior to such date) for all purposes of this Agreement, notwithstanding the definitions thereof set forth in Section I.D (but subject to Section I.D.4).

        I.    Notice.    The Sellers shall give prompt notice to Purchaser upon becoming aware of:

          1.     any notice or communication to the Company from any Person alleging that the consent of such Person is required in connection with the Closing;

          2.     any fact or condition that either (i) occurred prior to the date hereof and constitutes a misrepresentation or breach of any of the representations or warranties made by the Sellers as of the date hereof or (ii) occurred on or after the date hereof and would constitute such a misrepresentation or breach if such fact or condition had occurred prior to the date hereof;

          3.     any Material Adverse Effect; or

          4.     the failure of the Sellers to satisfy in any material respect a covenant required to be complied with by them hereunder.

        J.    Existing Guaranties.    Purchaser understands that McGinity and Williams have executed personal guaranties with regard to the Leases and with regard to certain financial obligations of Company. Purchaser agrees to use commercially reasonable efforts to have McGinity and Williams released from all such personal guaranties and, in the event such releases cannot be obtained, to indemnify McGinity and Williams from loss under such guaranties.

        K.    SIMPLE-IRA Indemnity.    Sellers shall indemnify, defend and hold harmless Purchaser and Company for any and all costs and expenses that either actually incurs (including without limitation all reasonable attorneys' fees and all fees and penalties, if any, assessed by the Internal Revenue Service) as a result of or arising out of any errors associated with the operation of the Formulation Technologies, L.L.C. SIMPLE-IRA Plan; provided, however, any indemnification arising pursuant to this Section IV.K must be the result of an Internal Revenue Service audit or a participant initiated inquiry which, in each case, is not the result of any Purchaser or Company initiated action primarily related to the Formulation Technologies, L.L.C. SIMPLE-IRA Plan after the date hereof. If any Internal Revenue Service action or participant claim arises pertaining to the Formulation Technologies, L.L.C. Simple-IRA Plan, the Sellers shall have full authority to control the defense of any such action and choose the attorneys or other service providers to assist in the defense and shall have complete authority to concede to any settlement or litigate any action. Notwithstanding the foregoing, the Sellers shall remain liable for any additional costs or expenses that may arise from their defense of any applicable action. The provisions of this Section IV.K shall not be subject to the provisions of Section V.C below and shall survive Closing Date for the applicable statute of limitations.

        L.    License Agreement Interpretation.    Each Seller agrees that (a) Company's intent with respect to Section 2.4 of the License Agreement, dated as of January 26, 2005, between Company and Auxilium Pharmaceuticals, Inc. (the "License Agreement") at the time such License Agreement was entered into was that the restriction contained therein applied only to Combination Products (as defined in the License Agreement) related to Therapeutic Areas under Licensor Technology and Licensor Know-How (each as defined in the License Agreement), (b) the Business has been operated in accordance with such intent at all times from and after the date of the License Agreement, and (c) such Seller shall take such actions as may be reasonably necessary or desirable to effect the interpretation and enforcement of the License Agreement in accordance with the Company's intent set forth above.

V.     INDEMNIFICATION

        A.    Indemnification by Sellers:

          1.     Subject to the terms and conditions of this Agreement, if the Closing occurs, Sellers, severally (but not jointly) will indemnify and hold harmless Purchaser against and in respect of any Damages suffered or incurred by Purchaser resulting from any of the following:

            a.     any Breach of any representation or warranty of Sellers in this Agreement or any Assignment of Membership Interests;

            b.     any Breach by Sellers of any of their covenants or agreements in this Agreement or any Assignment of Membership Interests;

            c.     Any noncompliance with fraudulent transfer Laws by Sellers in the sale of the Membership Interests to Purchaser where an element of the claim resulting in the Damages is either that a Seller was not Solvent at the date the transfer of the Membership Interests was made under this Agreement or such transfer was made with actual intent of Sellers to hinder, delay or defraud any entity to which Sellers were or become indebted; provided, however, nothing in this provision is intended to imply that Sellers are not Solvent or that Sellers have any intent to hinder, delay or defraud creditors.

        B.    Indemnification Procedures.

          1.     If a claim for Damages (an "Indemnification Claim") is proposed to be made by Purchaser against Sellers, Purchaser will give notice (an "Indemnification Claim Notice") to Sellers as soon as practicable after Purchaser becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Article V. The failure of Purchaser to give timely notice of a Claim pursuant to this Section V.B.1 will not affect the rights of Purchaser or the obligation of Sellers under this Article V, except to the extent that the resulting delay prejudices the position of the Seller(s). An Indemnification Claim Notice will describe in reasonable detail the nature of the Indemnification Claim, including an estimate of the amount of Damages that have been or may be suffered or incurred by Purchaser attributable to such claim (to the extent reasonably ascertainable at such time), and the basis of Purchaser's request for indemnification under this Agreement. Further, Purchaser will cooperate with Sellers and will provide to Sellers such information in Purchaser's possession that relates to such claim.

          2.     If any third party makes any claim (a "Third Party Claim") or commences any action or proceeding (a "Third Party Action") with respect to any matter as to which a Purchaser intends to seek indemnification under this Article V, Purchaser shall promptly give notice (a "Third Party Claim Notice") to Sellers of the existence of the Third Party Claim or the commencement of the Third Party Action (and in any event within ten Business Days after the service of any summons or citation). The failure of Purchaser to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that the resulting delay prejudices the position of the Seller(s). A Third Party Claim Notice will describe in reasonable detail the nature of the Third Party Claim and Third Party Action, including an estimate of the amount of Damages that have been or may be suffered or incurred by Purchaser attributable to such claim (to the extent reasonably ascertainable at such time), the basis of Purchaser's request for indemnification under this Agreement and all information in Purchaser's possession relating to such claim.

          3.     Sellers will be entitled at any time to participate in the defense of any Third Party Claim or Third Party Action with counsel of its own choice. The Parties agree to cooperate fully with one another in connection with the defense and/or settlement of the claim or action. Additionally, Sellers will have the right at any time to substitute counsel and, upon substitution of counsel, to undertake and direct the defense of such claim or action, provided, that the substitution of counsel does not materially impair the defense of the claim or action. Sellers may exercise their right to undertake and direct the defense of a claim or action by giving notice to Purchaser in the manner provided in this Agreement. After Sellers undertake the defense of a claim or action, Purchaser may participate in the defense at its own expense. If Sellers fail to conduct actively and diligently a defense of a claim or action undertaken by Sellers, then Purchaser may undertake and direct the defense by giving notice to Sellers in the manner provided in this Agreement and the expense of such defense shall be recoverable as Damages to the extent that Sellers are obligated under this Article V to indemnify Purchaser for the Third Party Action.

          4.     If Sellers fail to undertake the defense of any Third Party Action within twenty (20) days after receipt of the Third Party Claim Notice as to such action, Purchaser may undertake the defense of such action at Sellers' expense if and to the extent Sellers are obligated under this Article V to indemnify Purchaser for the Third Party Action. In that case, (i) Sellers will no longer have the right to direct such defense or the Third Party Action (unless Sellers shall later elect to undertake the defense), (ii) Purchaser will conduct the defense of the Third Party Action actively and diligently, and (iii) Sellers will cooperate with Purchaser in such defense and make available to Purchaser, at Sellers' expense, all such witnesses, records, materials and information in Sellers' possession or under Sellers' control relating thereto as is reasonably requested by Purchaser.

          5.     Any Party conducting the defense of a Third Party Claim or Third Party Action will keep the other Party advised as to its current status and progress. Purchaser will not make any offer of settlement with respect to any such claim or action if Sellers have undertaken the defense of the claim or action. If Sellers have not undertaken the defense of such claim or action, Purchaser agrees not to make any offer of settlement with respect to such claim or action without first having provided fifteen (15) days' advance written notice to Sellers and having obtained the written approval of Sellers, which approval will not be unreasonably delayed or withheld. In the event Sellers undertake the defense of any such claim or action, Purchaser will nevertheless be entitled to participate in (but not direct) the defense of the claim or action with counsel of its own choice, and the Parties agree to cooperate fully with one another in connection with the defense and/or settlement thereof; provided, however, that any settlement or compromise of any such claim or action that does not include the release of Purchaser from all related liability shall require the written approval of Purchaser, which consent will not be unreasonably withheld or delayed. From and after the date that Sellers assume the defense of any such claim or action, Sellers will be relieved of the obligation to reimburse Purchaser for any other legal, accounting, or other out-of-pocket costs and expenses thereafter incurred by Purchaser with respect to the defense of such claim or action notwithstanding any participation by Purchaser therein.

          6.     The obligation of Sellers to indemnify Purchaser for any reason whatsoever shall terminate four (4) years after the Closing Date, after which date Sellers shall have no further liability in respect of the transactions contemplated hereunder, including for fraud and Breach of representations and warranties under the following Sections:

                i.  Section III.A.3 (Capital Structure)

               ii.  Section III.A.21 (Environmental Matters)

              iii.  Section III.A.22 (Payment of Taxes; Tax Liens)

          7.     In the event no agreement regarding any Indemnification Claim shall have been made within sixty (60) days from Sellers' receipt of the Indemnification Claim, Purchaser shall have the right to initiate arbitration proceedings in accordance with Article VII (Dispute Resolution).

        C.    Limitation of Sellers' Liability

          1.     Sellers' liability for Breach of any representation or warranty contained in this Agreement shall be limited as follows:

            a.     Sellers' indemnification obligations under this Agreement shall be several and not joint and shall be pro rata to each Seller's Percentage Interest in the Company immediately prior to the consummation of the transactions contemplated herein; provided, that a Seller shall be solely liable for (and no other Seller shall have indemnification obligations with respect to) (i) any indemnification obligation arising from or relating to such Seller's Breach of any Related Agreement to which such Seller is a party or otherwise related to such Seller's obligations thereunder and (ii) any Breach of this Agreement by such Seller with respect to provisions applying to such Seller (e.g. a Breach of a representation or warranty regarding the authority of such Seller).

            b.     Sellers shall be obligated to indemnify Purchaser only if Damages exceed the total of $125,000 and only for Damages in excess of (but not including) such amount (the "Deductible") and then only up to an aggregate of $3,750,000 of Damages (the "Cap"), provided, the Deductible and the Cap shall not apply to Damages arising from (i) fraud or (ii) from Breach of representations and warranties under the following Sections (the "Excluded Representations and Warranties":

                  i.  Section III.A.3 (Capital Structure)

                 ii.  Section III.A.21 (Environmental Matters)

                iii.  Section III.A.22 (Payment of Taxes; Tax Liens)

            c.     The Cap shall be reduced over time as follows:

                  i.  to $2,500,000 six months after the Closing Date;

                 ii.  to $1,250,000 one year after the Closing Date; and

                iii.  to $0 eighteen months after the Closing Date.

            Notwithstanding the foregoing, if Purchaser has previously delivered to Sellers an Indemnification Claim and such claim has not been fully resolved in accordance with the provisions of this Agreement at the time of the Cap reductions contemplated above, then, solely with respect to such unresolved Indemnification Claim, the Cap shall be reduced to an amount equal to the applicable amount shown above plus the amount of any then-existing unresolved Indemnification Claim until the time such Indemnification Claim is resolved.

          2.     For the purposes of this Agreement, a Liability that is a contingent liability shall not constitute Damages, unless and until such contingent liability becomes an actual liability and is due and payable.

          3.     Except with regard to Damages resulting from fraud or breach of Section III.A.3 (Capital Structure), Purchaser's sole source of recovery for a claim for indemnification under this Article V is by offsetting against remaining payments of the Purchase Price.

          4.     If any Liability that otherwise would be considered Damages is a tax deductible item, or relates to an untaxed reserve, the Indemnification Claim that Purchaser may make shall be reduced by an amount equivalent to the deficiency, cost or loss multiplied by the corporate tax rate applicable in the jurisdiction of the Company or Purchaser, as the case may be, at the time of the reimbursement.

          5.     Purchaser shall not be entitled to make any Indemnification Claim to the extent that a provision or allowance for the matter of the deficiency, cost or loss (whether as a specific reserve or as a general reserve) has been made in the Interim Balance Sheet, or the same is otherwise accounted for or reflected in the Interim Balance Sheet.

          6.     No Damages shall arise in respect of any Breach of this Agreement or otherwise:

            a.     if and to the extent that any Indemnification Claim occurs as a result of any legislation not in force on the date hereof, or which takes effect retrospectively, or occurs as a result of any increase in the rate of tax in force at the date hereof or any change in the practice of the relevant tax authorities; nor

            b.     if Damages would not have arisen but for an act, omission or transaction of whatever nature carried out by Purchaser or Company, or persons deriving title from Purchaser or Company, after Closing.

          7.     No Damages shall arise in relation to any Breach in respect of any deficiency, cost or loss, which (A) is recoverable under a policy of insurance in force on the Closing Date, (B) is recoverable under any other policy of insurance in force after the Closing Date, (C) would have been recoverable had the insurance protection level, which existed on the Closing Date, been continued, (D) has been recovered by any indemnification or compensation (on whatever basis) from any third party.

          8.     If a failure by Sellers to perform their obligations under this Agreement is capable of being remedied, Purchaser shall not be entitled to Damages for any Breach unless Sellers are given written notice of such failure and either (i) fail to commence remedial action within thirty (30) days of such notice; (ii) fail to pursue such action diligently at all times thereafter until the original failure has been remedied; or (iii) fail to remedy the original failure within ninety (90) days after such notice.

          9.     For the avoidance of doubt, it is understood and agreed that to the extent that an Indemnification Claim has been satisfied under a provision of this Agreement, no claim for such Damages may be made under any other provision of this Agreement.

          10.   Purchaser and its Affiliates each acknowledges and agrees that, from and after the Closing, notwithstanding any other provision of this Agreement to the contrary, the sole and exclusive remedy of the Purchaser with respect to claims for Damages or otherwise, in connection with, arising out of or resulting from the subject matter of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby, shall be in accordance with, and limited solely to indemnification under, the provisions of this Article V.

          11.   No Seller shall be liable for any Damages that are indemnifiable hereunder unless a written Indemnification Claim is delivered by the Purchaser to the Sellers prior to the applicable Expiration Date.

          12.   In connection with any Indemnification Claim, Purchaser and its Affiliates shall use commercially reasonable efforts to seek and pursue any available insurance coverage or other claims against third parties that such Person may have in respect of the Damages, and if such Person receives any such amounts subsequent to an indemnification payment by the Sellers in respect of such Damages, then such Person shall promptly reimburse the Sellers for any payment made or expense incurred by the Sellers in connection with providing such indemnification payment up to the above amounts so received by such Person.

          13.   For all Tax purposes, the Parties agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price unless a final and nonappealable determination by an appropriate Governmental or Regulatory Authority (which shall include the execution of an IRS Form 870-AD or successor form) provides otherwise; provided, that the Sellers prior written consent (which will not be unreasonably withheld or delayed) will be obtained by the Purchaser and its Affiliates who seeks to accept, via a settlement or compromise with any such Governmental or Regulatory Authority, a position that is contrary to treatment of an indemnity payment as an adjustment to the Purchase Price.

          14.   If the Closing occurs, Purchaser shall be deemed to have waived all Breaches of representations, warranties and covenants of the Sellers of which Purchaser has Knowledge, and the Sellers shall have no liability with respect thereto after the Closing. For purposes of this subsection V.C, the term "Knowledge" shall mean only the actual knowledge on the Closing Date of Halvor Jeager, Dr. Günter Knorr or Andrew Reiter.

VI.   TERMINATION

        A.    Termination.    This Agreement may be terminated at any time prior to the Closing:

          1.     by the mutual written consent of Sellers and Purchaser;

          2.     by either Sellers or Purchaser if there shall have been any breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (a) would give rise to the failure of a condition to the Closing hereunder and (b) either (i) cannot be cured or (ii) if it can be cured, has not been cured prior to 5:00 p.m. on the date that is twenty (20) days following receipt by the breaching party of written notice of such breach;

          3.     by either Sellers or Purchaser if there is an order or decree restraining, enjoining, prohibiting, invalidating or otherwise preventing to a material degree the consummation of the Contemplated Transactions; or

          4.     by either Sellers or Purchaser, if the Closing shall not have occurred within ninety (90) days of execution hereof, provided, however, that the right to terminate this Agreement under this Section VI.A.3 shall not be available to any Party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date.

        B.    Effect of Termination.    In the event of termination of this Agreement as provided in Section VI.A above, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party hereto, except that the obligations of the Parties set forth in Section IV.C (Publicity), Article VII (Dispute Resolution), VIII.A (Expenses, Brokers' and Finders' Fees), VIII.C (Set-Off), VIII.D (Governing Law), VIII.F (Notices), VIII.J (Confidentiality) and VIII.K (Interpretation) hereof shall survive any such termination and shall be enforceable hereunder, and except that nothing herein shall relieve any Party from Liability for any willful Breach of any other provision hereof.

        C.    Confidentiality.    Sellers have and will disclose to Purchaser information regarding the Business. If this Agreement is terminated as provided in Section VI.A, then Purchaser shall, within thirty (30) days of such termination, return to Seller all Confidential Information, as well as any copies thereof. Further, Purchaser shall within such thirty (30) day period destroy or return to Seller all summaries, compilations or similar documents that Purchaser may have derived from such material.

VII. DISPUTE RESOLUTION

        A.    Dispute Resolution.

          1.    Disputes.    Except as otherwise provided in this Agreement, any dispute, controversy or claim, counterclaim, or cross claim, whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory between Sellers, on the one hand, and Purchaser on the other hand (a "Dispute"), that arises out of or relates to this Agreement or any obligations or related services to be provided hereunder shall be resolved in accordance with the procedures described in this Article VII. Without limiting the generality of the foregoing, the matters subject to this Article VII shall include the following: (i) any claim of Breach of this Agreement or for an Indemnification Claim, (ii) any question regarding the existence, validity or termination of this Agreement, (iii) any claim that this Agreement or any portion of this Agreement is invalid, illegal or otherwise voidable, (iv) any dispute or claim as to whether a matter is arbitrable under this provision, (v) any and all claims and rights arising under local, state or federal laws, statutes, ordinances or regulations, (vi) any dispute concerning the power and authority to decide if a class action is authorized, (vi) any dispute or claim in a class action; and (vii) any dispute or claim resulting or growing out of activities performed or obligations imposed under this Agreement, regardless of whether the dispute or claim sounds in contract, tort, strict liability or a statutory cause of action.

          2.    Internal Dispute Resolution.    In the case of a Dispute, the Parties shall establish an internal hierarchy to facilitate resolution of any Dispute as set forth below:

            a.     Upon written request of Sellers or Purchaser, each of Sellers and Purchaser shall appoint a designated representative whose task shall be to meet for the purpose of resolving such Dispute. Prior to any initial meeting, the designated representative shall provide to each Party written notice of any Dispute, which notice shall include a detailed description of the Dispute sufficient to allow a full analysis and complete response. Each Party shall exercise good faith in providing its response to any Dispute, in advance of the first meeting between or among designated representatives. The designated representatives shall meet as often as the Parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any further proceeding.

            b.     Each of Sellers and Purchaser shall negotiate in good faith in an attempt to resolve the Dispute for a period of not greater than sixty (60) days after notice of the Dispute is received by the Parties.

            c.     If the Parties are unable to resolve any Dispute as contemplated by this Section VII.A.2, the dispute shall be submitted to mandatory and binding arbitration at the election of either Sellers or Purchaser for itself and its Affiliates.

        B.    Mandatory Arbitration.

          1.     The arbitration proceeding shall be conducted by three (3) arbitrators under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time demand for arbitration is made, and under the Federal Arbitration Act in effect at the time demand for arbitration is made. The Parties may agree to use one (1) arbitrator under Section VII.B.6, when applicable. Judgment on the award of the arbitrators may be entered by any court of competent jurisdiction.

          2.     The arbitration shall take place in the City of Austin, Travis County, Texas, and the proceeding shall be conducted in the English language.

          3.     The governing law for the arbitration shall be the law of the State of Texas.

          4.     An award of the arbitrators shall be exclusive, final and binding on all Parties, their successors and assigns and subject to judicial review only under the limited circumstances described in the Federal Arbitration Act.

          5.     The litigation of any issues relating to vacating, modifying, or correcting the award or claims about the arbitrator or the arbitration shall be brought in the courts in Travis County, Texas.

          6.     Notwithstanding any other provision of this Agreement, if the claim submitted to arbitration is for actual damages of $100,000 or less, then a single arbitrator shall decide the matter and all other provisions hereof shall be construed in a manner consistent with the use of one arbitrator.

          7.     No Special Damages may be awarded by the arbitrator(s). Any other remedy allowed by applicable law shall be available, including temporary relief while matter is pending in arbitration.

          8.     Failure to demand arbitration within four years of the date that a Party actually knows of the facts upon which a claim is based shall be a waiver of the claim and of the right to submit the claim to arbitration. Whether a claim and the right to arbitrate the claim have been waived may be determined by arbitration. For clarification, the foregoing in no way extends the survival period(s) in Section VIII.M below.

          9.     The arbitrators shall make an award within ninety (90) days of the date the receipt of evidence by the arbitrators is closed.

          10.   Any Party may invoke arbitration by demanding arbitration in a notice to the other Party and any required submission of the matter to the American Arbitration Association.

          11.   The arbitrators shall permit discovery and rule on matters of confidentiality as they determine is appropriate under the circumstances.

          12.   If a Party desires to have a transcript of the arbitration proceeding, that Party must give notice to the arbitrators and to the other Party not less than ten (10) days before the hearing (counting back from the date of the hearing commences). If both Parties give notice, then the Parties shall arrange for one reporter and split equally the cost of the reporter and one copy of the transcript for each Party and one original and two copies for the arbitrators (unless there is only one arbitrator, in which case the cost of one original for the arbitrator).

        C.    Extraordinary Relief.    Notwithstanding these arbitration provisions, the Parties may seek extraordinary relief in a court of competent jurisdiction to enforce this Agreement or any provision thereof or to maintain the status quo pending dispute resolution or as otherwise permitted by the terms of this Agreement.

VIII. MISCELLANEOUS

        A.    Expenses, Brokers' and Finders' Fees.    Sellers and Purchaser shall each bear their own expenses incurred in connection with the negotiation and execution of the Agreement. Each Party will indemnify and hold the other Party harmless from any claim for brokers' or finders' fees arising out of the transactions contemplated hereby by any person claiming to have been engaged by such Party.

        B.    Further Assurances.    Sellers and Purchaser each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated herein. Each Party shall, and shall cause each of their respective Affiliates to execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the other Party, to confirm and assure the rights and obligations provided for in the Agreement and render effective the consummation of the transactions or otherwise to carry out the intent and purposes of this Agreement.

        C.    Set-Off.    Except as otherwise specifically provided in this Agreement, any amount payable by one Party to the other Party under the Agreement that is not disputed by the other Party or is the result of an arbitration proceeding in accordance with the provisions of this Agreement may be set off against any amount owed to such Party by such other Party under the Agreement or otherwise that itself is not disputed by the other Party or is the result of an arbitral or juridical process.

        D.    Governing Law.    This Agreement and any related issues shall be governed by and construed in accordance with the laws of Texas, without regard to its conflicts of laws principals.

        E.    Modifications, Waivers, Entire Agreement.

          1.     No amendment, modification or discharge of this Agreement, including changes to this Section VIII.E, shall be valid or binding unless made in writing. Statements shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time.

          2.     Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any Breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding Breach of such provision or waiver by such Party of any Breach of any other provision hereof.

          3.     This Agreement, including the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder, the Related Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, the Related Agreements and the Confidentiality Agreement. There are no representations or warranties, agreements or covenants other than those expressly set forth in this Agreement, the Related Agreements and the Confidentiality Agreement.

        F.    Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) mailed by certified mail, return receipt requested, or (iii) sent for overnight delivery by courier to the Parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) to the Parties at the addresses set forth below (or to such other address as a Party may have specified by notice given to the other Party pursuant to this provision), provided, that service of process under this Agreement may only be delivered by personal delivery:

        If to Sellers, to:

        Robert O. Williams III
        4514 West Rapid Springs Cove
        Austin, Texas 78746
        Telephone: 512.306.8396
        Facsimile: 512.306.8396

        Michael Crowley
        13305 Council Bluff Drive
        Austin, Texas 78727
        Telephone: 512.834.0449 (x202)
        Facsimile: 512.834.2105

        Feng Zhang
        17133 Bishopsgate Drive
        Pflugerville, Texas 78660
        Telephone: 512.252.3686
        Facsimile: 512.252.3686

        John J. Koleng
        11113 Alison Parke Trail
        Austin, Texas 78750
        Telephone: 512.401.0280
        Facsimile: 512.401.0280

        Daniel J. Bates, Sr.
        4614 Bunny Run
        Austin, TX 78746-1011
        Telephone: 512.327.5579
        Facsimile: 512.329.8751

        James W. McGinity
        4209 Dunning Lane
        Austin, Texas 78746
        Telephone: 512.565.6921
        Facsimile: 512.471.4843 (prior phone call required)

    with a copy to:

        Kyle K. Fox
        Vinson & Elkins L.L.P.
        The Terrace 7
        2801 Via Fortuna, Suite 100
        Austin, Texas 78746
        Telephone: (512) 542-8539
        Facsimile: (512) 236-3340

  If to Purchaser, to:

        LAB International Inc.
        at 333 Cote Vestu,
        Montreal, Canada H4R 2N1
        Attention: Halvor Jaeger, President and CEO
        Telephone: +1 (514) 315-3330 X 104
        Facsimile: +1 (514) 315-3325

    with a copy to:

        Terry McDonald
        McGinnis, Lochridge & Kilgore, LLP
        600 Congress Avenue, Suite 2100
        Austin, Texas 78701
        Telephone: (512) 495-6019
        Facsimile: (512) 505-6319

        G.    Severability.    If any provision of this Agreement is held to be invalid or unenforceable for any reason, the validity and the enforceability of the remainder of this Agreement shall not be affected. The Parties shall replace the provision in question with one or several valid provisions which can be enforced and are as close as possible to the intent and economic purpose of such invalid of unenforceable provision.

        H.    Assignment.    No assignment of this Agreement or of any rights or obligations hereunder may be made by Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other Party hereto, and any attempted assignment without the required consents shall be void, provided, that Purchaser shall have the right to assign this Agreement and/or any of its rights or obligations hereunder to any Affiliate of Purchaser without prior written consent of Sellers, provided, further Purchaser shall remain obligated for all Purchaser's obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their permitted transferees and nothing in this Agreement, express or implied, is intended by or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        I.    Third Party Intellectual Property.    Each Seller shall use commercially reasonable efforts to assign to the Company all his right, title and interest in and to any Intellectual Property (as defined below) that such Seller has made or conceived (whether as a sole or joint inventor or as a joint inventor or author, whether made within or outside working hours or upon the premises of the Company or elsewhere, as work for hire or otherwise) at any time while he has been an owner, employee or consultant of the Company, to the extent such Intellectual Property has not already been assigned to the Company; provided, that neither Williams nor McGinity shall be required to make any such assignment to the extent that (i) another Person has rights in or to such Intellectual Property or (ii) McGinity or Williams is under any obligation to transfer, assign or hold such Intellectual Property to or for the benefit of any other Person. "Intellectual Property" means any information of a technical and/or business nature such as ideas, discoveries, inventions, and trade secrets that directly relates to the Business or to any patents or patent applications of Company as of the date hereof.

        J.    Confidentiality.    The Parties acknowledge that the Confidentiality Agreement is in full force and effect. All Confidential Information will be subject to the Confidentiality Agreement. Each Seller agrees to be bound by the terms and conditions of the Confidentiality Agreement the same as if such Seller were a signatory thereto.

        K.    Interpretation.    All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of Exhibits and Schedules to this Agreement unless the context shall otherwise require. No inference in favor of or against any Party shall be drawn from the fact that such Party has drafted any portion of this Agreement. The Parties have participated substantially in the negotiation, drafting, and revision of this Agreement with representation by counsel and such other advisors, as they have deemed appropriate. The definitions set forth in this Agreement and its Exhibits and Schedules shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neutral forms.

        L.    Disclosure Schedules.    The inclusion of any information in the Disclosure Schedules shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such items are material to the Company or the Sellers, as the case may be. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The disclosure of an item in one section of the Disclosure Schedules as an exception to a particular representation or warranty shall be deemed to be a disclosure with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is clear on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross reference thereto. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

        M.    Survival.    All representations, warranties, covenants and obligations in this Agreement, any certificate or document delivered pursuant to this Agreement or any agreement made by a Seller or Purchaser related to Closing shall survive the Closing and the consummation of the contemplated transactions under this Agreement as follows: (a) Sellers' covenants, representations and warranties related to fraud and the Exclude Representations and Warranties shall survive for the applicable statute of limitations; all other covenants, representations and warranties of Seller shall survive for a period of eighteen (18) months from the Closing Date; and (b) Purchaser's covenants, representations and warranties shall survive Closing for a period of five (5) years from the Closing Date, except for the covenants, representations and warranties of Purchaser contained in Sections III.B.2, II.B.9, and IV.A, which shall survive for the applicable statute of limitations.

        N.    Counterparts of the Agreement.    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Signature Page Follows]

Executed to be effective as of the date first written above.

SELLERS:
Daniel J. Bates, Individually
John J. Koleng, Jr., Individually
Feng Zhang, Individually
Michael M. Crowley, Individually
James W. McGinity, Individually
Robert O. Williams, III, Individually
PURCHASER:
LAB INTERNATIONAL INC.
By:
Its:

SIGNATURE PAGE TO THE
PURCHASE AND SALE AGREEMENT

EXHIBIT A

Definitions

        "Affiliate" means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, in the case of Sellers, the term "Affiliate" shall not include any Person unless at least a majority of the voting securities of the Person are owned, directly or indirectly through one or more intermediaries.

        "Agreement" has the meaning given it in the opening paragraph of this Agreement.

        "Assets" has the meaning given it in Section III.A.6.

        "Assignment of Membership Interest" has the meaning given it in Section II.B.7.

        "Breach" means, in the case of this Agreement or any other Contract, (i) any breach of or any inaccuracy in any representation or warranty or any breach of or failure to perform or comply with any covenant or obligation under this Agreement or any other Contract (as applicable), or (ii) any event which, with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

        "Business" has the meaning given it in Preamble paragraph B.

        "Business Day" means a day other than Saturday, Sunday or any other day on which banks located in Austin, Texas are authorized or obligated to close.

        "Cap" has the meaning given it in Section V.C.1.b.

        "Closing" means the consummation of the transactions contemplated in this Agreement to occur on the Closing Date.

        "Closing Date" has the meaning given it in Section II.A.

        "Closing Value" has the meaning given it in Section I.C.2.

        "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        "Company" has the meaning given it is paragraph A of the Preamble.

        "Company Patents" has the meaning given it in Section III.A.17.a.

        "Competing Business" has the meaning given it in Section IV.E.4.a.

        "Competing Services" has the meaning given it in Section IV.E.4.b.

        "Confidential Information" shall have the meaning given it in the Confidentiality Agreement.

        "Confidentiality Agreement" means the Mutual Confidentiality Agreement, dated May 1, 2006, among the Purchaser and the Company.

        "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including without limitation:

            (i)  the sale of the Membership Interests by Sellers to Purchaser;

           (ii)  the execution, delivery, and performance of the Employment Agreements and the Consulting Agreements;

          (iii)  the performance by Purchaser and Seller of their respective covenants and obligations under this Agreement; and

          (iv)  Purchaser's acquisition and ownership of the Membership Interests.

        "Condition of the Business" means the condition of the operations and assets of the Business and its financial condition as currently operated by Sellers.

        "Contract" means any written contract or agreement, including without limitation supply contracts, purchase orders, sale orders, bids, customer agreements, mortgages, subcontracts, indentures, leases of personal property, deeds of trust, notes, guarantees, or conditional sales agreements to which the Person referred to is a Party and which is related to the Business.

        "Consulting Agreement" has the meaning given it in Section II.B.6.

        "Damages" means all losses, penalties, fines, forfeitures, assessments, claims, suits, proceedings, demands, judgments, awards, taxes, costs and expenses, including court costs, reasonable attorneys', accountants', consultants' and experts' fees and other costs and expenses incident to the transaction or proceedings or investigation or the defense of any claim (whether or not litigation has commenced); provided, however, that Damages do not include Special Damages.

        "Deductible" has the meaning given it in Section V.C.1.b.

        "Disclosure Schedules" means the written disclosure schedules of Sellers that are delivered to Purchaser on the date of this Agreement and are identified as the Disclosure Schedules to this Agreement.

        "Dispute" has the meaning given it in Section VII.A.1.

        "Employee Benefit Plans" has the meaning given it in Section III.A.15.

        "Employee Pension Benefit Plan" has the meaning given it in Section III.A.15.

        "Employee Welfare Benefit Plan" has the meaning given it in Section III.A.15.

        "Employment Agreement" has the meaning given it in Section II.B.6.

        "Environmental, Health and Safety Laws" means all federal, state and foreign statutes and regulations relating to pollution or protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, and all federal, state and foreign statutes and regulations relating to safe and healthful working conditions and occupational safety and health hazards, and similar state statutes and regulations, in each case as in effect as of the date hereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Representations and Warranties" shall have the meaning given it in Section V.C.1.b.

        "Expiration Date" means the date that is eighteen months after the Closing Date; provided, that the Expiration Date for Indemnification Claims arising from fraud or Breach of the Excluded Representations and Warranties shall be the date given it in Section V.B.6.

        "Financial Statements" has the meaning given it in Section III.A.12.

        "FDA" means the United States federal Food and Drug Administration.

        "First Program" has the meaning given it in Section I.D.1.

        "GAAP" means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

        "Geographic Area" has the meaning given it in Section IV.E.4.c.

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        "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, or any country, state, county, city or other political subdivision.

        "Gross Revenue" has the meaning given it in Section I.D.2.

        "Guaranteed Agreements" has the meaning given it in Section IV.H.

        "Hazardous Materials" means any substance that has been defined by applicable Environmental, Health and Safety Law to be radioactive, toxic, hazardous or otherwise a pollutant or contaminant, including without limitation PCBs, petroleum products or any fraction thereof, urea-formaldehyde and all substances listed as a "hazardous substance," "hazardous waste," "hazardous material," or "toxic substance" or words of similar import, under any Environmental, Health and Safety Law.

        "IND" has the meaning given it in Section I.D.1.

        "Indemnification Claim" has the meaning given it in Section V.B.1.

        "Indemnification Claim Notice" has the meaning given it in Section V.B.1.

        "Intellectual Property" has the meaning given it in Section VIII.I.

        "Interim Balance Sheet" means the statement of assets, liabilities and members' equity-modified cash and related statement of revenues, expenses and retainer earnings-modified cash of the Company for the period ending October 31, 2006.

        "Key Consultants" means each of James W. McGinity, Robert O. Williams, III and Daniel J. Bates.

        "Key Employee" means each of John J. Koleng, Feng Zhang and Michael M. Crowley.

        "Knowledge of Purchaser" means any fact, matter, occurrence or event that is actually known or that should be known after due inquiry by Halvor Jeager, Andrew Reiter or Dr. Günter Knorr.

        "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental or Regulatory Authority.

        "Leased Real Property" means that real property leased by the Company pursuant to the Office Building Lease Agreement dated November 18, 2003 between the Company and JER/BRE Austin Tech, L.P.

        "Leases" has the meaning given it in Section III.A.7.

        "Liability" or "Liabilities" means any or all obligations (whether to make payments, to give notices or to perform or not perform any action), commitments, contingencies and other liabilities of a Person (whether known or unknown, asserted or not asserted, whether absolute, accrued, contingent, fixed or otherwise, determined or determinable, liquidated or unliquidated, and whether due or to become due).

        "Lien" means any mortgage, pledge, security interest, hypothecation, assignment, lease, contractual or statutory lien, option, right of use or possession of other Persons, right to seize, conditional sale contract, title retention contract, charge against any fee estate, condition to the fee estate, equitable interest in the fee estate, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, transfer, receipt of income or exercise of any other attribute of ownership or any other encumbrance.

        "Licensed Patents" has the meaning given it in Section III.A.17.a.

        "Material Adverse Effect" means any event, change or circumstance that, individually or with all related events, changes or circumstances, has had or would be reasonably likely to have a material

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adverse effect on the Business or the Condition of the Business; provided, however, that any adverse effect resulting from any events, changes or circumstances that are generally applicable to and arise or result from (i) the industries and markets in which the Business is conducted; (ii) general economic, political or financial market conditions; (iii) changes after the Closing Date in any applicable Law or in the interpretation of any applicable Law; (iv) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism; (v) the disclosure of the fact that Purchaser is the prospective acquirer of Company; (vi) the announcement or pendency of the transactions contemplated by this Agreement or any other Related Agreement; (vii) any change in accounting requirements or principles imposed upon Company or the Business; (viii) actions taken by Purchaser or its Affiliates; or (ix) compliance with the terms of, or the taking of any action required by, this Agreement or any other Related Agreement shall be excluded from the determination of whether a Material Adverse Effect has occurred or would be reasonably likely to occur.

        "Material Contracts" has the meaning given it in Section III.A.18.a.

        "Membership Interest" has the meaning given it in paragraph C of the Preamble.

        "Order" means any writ, judgment, decree, injunction, award or other order of any Governmental or Regulatory Authority.

        "Ordinary Course of Business" means an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

          (1)   such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

          (2)   such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

          (3)   such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

        "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization or certificate of formation and the operating agreement or limited liability company agreement, or similar documents governing a limited liability company, (c) any agreement made and any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (d) any amendment to any of the foregoing.

        "Party" and "Parties" have the meaning given it in the opening paragraph of the Agreement.

        "Patents" has the meaning given it in Section III.A.17.a.

        "Pension Benefits Act" means the Pension Benefits Act, as amended.

        "Percentage Interest" means, with respect to each Seller, the percentage set forth opposite such Seller's name in Section III.A.3.

        "Permits" means all licenses, permits, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

        "Permitted Lien" means (i) Liens for current Taxes not yet due or Taxes being contested in good faith and for which adequate reserves have been established, (ii) mechanics', materialmen's, warehousemen's, contractors', workers', repairmen's, carriers' and similar Liens attaching by operation of law, incurred in the Ordinary Course of Business, and securing payments not delinquent or payments

4

which are being contested in good faith, (iii) the rights, if any, of third party suppliers or other vendors having possession of Assets in the Ordinary Course of Business, (iv) Liens or other exceptions to title listed on Disclosure Schedule III.A.6, if any, and (v) Liens that do not materially detract from the value or use of the Assets as presently used.

        "Person" means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, Governmental or Regulatory Authority, or other entity.

        "Phase I" has the meaning given it in Section I.D.1.

        "Phase I Triggering Event" has the meaning given it in Section I.D.1.

        "Phase II Triggering Event" has the meaning given it in Section I.D.2.

        "Phase III Triggering Event" has the meaning given it in Section I.D.3.

        "Proceedings" means any action, notice of violation, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental or Regulatory Authority or arbitrator.

        "Products" means any products or services of the Business.

        "Public Record" has the meaning given it in Section III.B.8.

        "Purchase Price" has the meaning given it in Section I.B.

        "Purchaser" has the meaning given it in the opening paragraph of this Agreement.

        "Purchaser Common Stock" has the meaning given it in Section I.C.2.

        "Records" means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

        "Related Agreements" means all agreements, certificates, instruments or other documents required to be executed and/or delivered pursuant to or in connection with this Agreement by any Person.

        "Resignations" has the meaning given it in Section II.B.9.

        "Schedules" means the written schedules of Sellers that are delivered to Purchaser on the date of this Agreement and are identified as the Schedules to this Agreement.

        "Seller" and "Sellers" have the meanings given it in the preamble.

        "Sellers' Knowledge," "Knowledge of Sellers" and "Known to Sellers" means any fact, matter, occurrence or event that is actually known or that should be known after due inquiry by Sellers or any one of them.

        "Software Licenses" has the meaning given it in Section III.A.17.g.

        "Solvent" means with regard to a Person, that:

            (i)  the fair saleable value of the property of the Person is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of the Person and its subsidiaries as of such date,

           (ii)  on the date of determination, the Person and its subsidiaries are able to pay all of their liabilities and debts as such liabilities and debts mature or become due in the usual course of business,

5

          (iii)  the Person and its subsidiaries do not have unreasonably small capital for conducting their respective businesses as presently conducted or as proposed to be conducted by them,

          (iv)  the Person and its subsidiaries do not intend to, nor do they believe that they will, incur debts beyond their ability to pay such debts as they mature, and

           (v)  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed as the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Special Damages" means all damages that are not recoverable at law as direct damages for the claim in question and include, without limitation, indirect damages, incidental damages, consequential damages, exemplary damages, lost profits and punitive damages. Special Damages also include any damages measured by any multiple of earnings or other valuation method premised on the value or claimed diminution in the value of the Business as a whole or damages for loss of business opportunity. Special Damages also include any increased operational costs incurred as a result of compliance with any settlement of any such matter. Notwithstanding the inclusion of incidental damages in the foregoing definition, Special Damages do not include incidental damages that are expressly included in the definition of Damages, such as reasonable attorneys fees and costs of investigation or defense of a claim.

        "Taxes" means all United States federal, state, local, foreign, and other net income, gross income, gross receipts, social security, sales, use, ad valorem, franchise, capital gains, withholding, payroll, employment, unemployment, social security, excise, property, and any and all other taxes, assessments, fees or other similar governmental charges, whether computed on a separate, consolidated unitary, combined or any other basis together with any interest and any penalties, additions to tax, estimated taxes or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

        "Tax Proceeding" has the meaning given it in Section III.A.22.b.

        "Tax Returns" means all returns, declarations, reports, statements, schedules, notices, forms or other documents or information required to be filed in respect of the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of any Tax, and the term "Tax Return" means any one of the foregoing Tax Returns.

        "Third Party Action" has the meaning given it in Section V.B.2.

        "Third Party Claim" has the meaning given it in Section V.B.2.

        "Third Party Claim Notice" has the meaning given it in Section V.B.2.

        "Trade Secrets" means all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plan, drawing and blue prints to the extent same constitute "trade secrets" under applicable Law.

        "Trademarks" has the meaning given it in Section III.A.17.b.

        "TSX" means the Toronto Stock Exchange.

        "Transfer Taxes" means all sales, use, goods and services taxes, harmonized sales, transfer, reporting, recording, filing, and other similar fees, taxes and charges arising out of or in connection with the transactions effected pursuant to this Agreement.

        "Year End Financial Statements" has the meaning given it in Section III.A.12.

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EXHIBIT II.B.6-A

Form of Employment Agreement

EXHIBIT II.B.6-B

Form of Consulting Agreements

EXHIBIT II.B.7

Form of Assignment of Membership Interests

EXHIBIT IV.E.3

Allowed Activities

        Robert O. Williams, III and James W. McGinity are professors at The University of Texas and senior officers in PharmaForm, L.L.C. They have successful careers as professors at U.T. where they team teach undergraduate and graduate courses in pharmaceutics and direct graduate students and post doctoral scientists in their respective research programs. The results from this work are presented at national and international conferences and then published in peer reviewed journals. They also serve as consultants to the chemical, biotech and pharmaceutical industry and serve as members of scientific advisory boards for some of these companies. Drs. McGinity and Williams also serve as expert witnesses in patent litigation cases. These activities have resulted in research grants to the University and, in many cases, funded research projects for PharmaForm. At PharmaForm, they develop business relationships, help recruit new clients, meet with client company representatives in Austin or at the client's home site, meet with PharmaForm personnel on company projects, write and review proposals and consult with PharmaForm scientists on technical issues.

QuickLinks

  Exhibit 10.4
PURCHASE AND SALE AGREEMENT